                                                      REGISTRATION NO. 333-25325
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ACORN PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3423                        22-3265462
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                            ------------------------


                                                              GAVRIL MIHALY
                                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
              500 DUBLIN AVENUE                             500 DUBLIN AVENUE
             COLUMBUS, OHIO 43215                          COLUMBUS, OHIO 43215
                (614) 222-4400                                (614) 222-4400
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S   TELEPHONE NUMBER, INCLUDING AREA CODE, OF
        PRINCIPAL EXECUTIVE OFFICES)                         AGENT FOR SERVICE)

                                      WITH COPIES TO:
            CONOR D. REILLY, ESQ.                       CHRISTOPHER M. KELLY, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                    JONES, DAY, REAVIS & POGUE
               200 PARK AVENUE                             901 LAKESIDE AVENUE
        NEW YORK, NEW YORK 10166-0193                     CLEVELAND, OHIO 44114
                (212) 351-4000                                (216) 586-3939


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 23, 1997


                                3,250,000 SHARES

                              ACORN PRODUCTS, INC.

                                  COMMON STOCK
                            ------------------------

     All of the shares of common stock, par value $.001 per share (the "Common Stock"), of Acorn Products, Inc. ("Acorn") offered hereby (the "Offering"), are being issued and sold by Acorn. Of the 3,250,000 shares being offered hereby, 812,500 shares have been reserved for offer and sale to the OCM Principal Opportunities Fund, L.P. (the "Oaktree Fund") and 66,500 shares have been reserved for offer and sale to officers, directors and employees of Acorn and its subsidiaries. See "Underwriting".

     Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ACRN", subject to official notice of issuance.

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC              DISCOUNT             ACORN(1)
-------------------------------------------------------------------------------------------------
Per share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(2)..........................           $                   $                    $
=================================================================================================


(1) Before deducting expenses payable by Acorn, estimated at $1.0 million. Acorn has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Acorn has granted the Underwriters a 30-day option to purchase up to 487,500 additional shares of Common Stock at the Price to Public less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Acorn will be $          , $
    and $          , respectively. See "Underwriting".
                            ------------------------

     The shares of Common Stock are offered by the Underwriters subject to receipt and acceptance of the shares by them. The Underwriters reserve the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of shares of Common Stock
will be made on or about June   , 1997.


A.G. EDWARDS & SONS, INC.                          MORGAN KEEGAN & COMPANY, INC.


                 The date of this Prospectus is June   , 1997.

        [PHOTOGRAPHS DEPICTING THE COMPANY'S PRODUCTS, RAZOR-BACK LOGO, GOOD -- BETTER -- BEST MERCHANDISING DISPLAYS AND BRAND TRADEMARKS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus and except as the context otherwise may require, the "Company" means Acorn and its subsidiaries, other than McGuire-Nicholas Company, Inc. ("McGuire-Nicholas") and VSI Fasteners, Inc. ("VSI"). See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Disposition of Non-Lawn and Garden Business Operations" and "Description of McGuire-Nicholas". References to the Company's fiscal year mean the fiscal year ended on the Friday closest to July 31 of the applicable year (e.g., fiscal 1996 means the fiscal year ended August 2, 1996). Unless the context otherwise requires, the information contained herein gives effect to a 1,446-for-1 split of the Common Stock effected on May 22, 1997 in the form of a stock dividend to all stockholders of record on May 21, 1997. In addition, unless the context otherwise requires, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such statements as a result of various factors, including those set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Founded in 1890, the Company is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names, including Razor-Back, Union, Yard 'n Garden, Perfect Cut and, pursuant to a license agreement, Scotts. In addition, the Company manufactures private label products for a variety of retailers, including products sold under Sears' Craftsman and Cotter & Company's True Value brand names. The Company's customers include mass merchants such as Sears, Kmart and Fred Meyer, home centers such as Home Depot, HomeBase, Builders Square and Payless Cashways, buying groups such as Cotter & Company and Ace Hardware and farm and industrial distributors.

     The Company believes that the lawn and garden industry is the beneficiary of several significant trends suggesting a growing demand for lawn and garden tools, including (i) the continuing popularity of gardening (industry sources estimate that approximately 80 million households in the U.S. purchased lawn and garden equipment in 1994), (ii) the movement of the "baby boomer" generation into the 45 to 54 age group (estimated to increase by approximately 54% from 1988 to 2000), which industry sources estimate represents the largest age group of lawn and garden enthusiasts and (iii) a general increase in housing starts, representing a net addition of homeowners who are likely purchasers of lawn and garden tools. In addition, due in part to the low-cost nature of non-powered equipment, the non-powered lawn and garden tool industry generally is non-cyclical.

     The Company's net sales increased from $56.2 million in fiscal 1991 to $92.7 million in fiscal 1996, a compound annual growth rate ("CAGR") of 10.5%. The Company's net sales were $78.0 million for the nine months ended May 2, 1997, an increase of 12.3% from the same period in fiscal 1996. In addition, net sales of the Company's higher-margin, best-quality products increased to approximately 36% of total net sales in fiscal 1996, while net sales of the Company's lower-margin, opening-price-point products decreased to approximately 7% of total net sales in fiscal 1996. The Company generated approximately 92% of its revenues in both fiscal 1996 and the nine months ended May 2, 1997 from sales of long handle tools. The Company believes that it has gained the second largest market share in the long handle tools segment of the industry (with an estimated market share of approximately 28% in 1996) from the third largest market share in the early 1990s.

BUSINESS STRATEGY

     Over the past six years the Company has successfully implemented a business strategy designed to transform it from a manufacturing-oriented industrial company into a marketing-oriented consumer products company. The central elements of the Company's approach include a market segmentation strategy based primarily on brand management and a merchandising strategy based on attractive and informative product displays and labeling.


     - Market Segmentation Strategy. The Company has developed a family of brands, each targeted to one or more specific consumer segments and price-points. For example, shovels sold under the Company's opening-price-point Yard 'n Garden brand generally retail from $3.99 to $5.99, while shovels sold under the Company's best-quality Razor-Back brand generally retail from $19.99 to $21.99. The Company's products and brands are differentiated by price, features and warranty, as well as by the materials and production processes used.



     - Merchandising Strategy. The Company was the first in the long handle tool segment of the non-powered lawn and garden industry to successfully implement sophisticated merchandising and marketing programs. The Company's merchandising programs are designed to (i) create brand identification among goods historically treated as commodities and (ii) increase retail sales while reducing the amount of sales support needed from the retailer's employees. The Company uses innovative product labeling and point-of-sale signage and racking to highlight the comparative value and quality of products within and among the Company's brands. Products within the Company's Union, Scotts and Perfect Cut lines are merchandised using the Company's trademarked "Good/Better/Best" format. Where adequate shelf-space is available, the Company also merchandises its brands together, from the Company's opening-price-point Yard 'n Garden brand to its best-quality Razor-Back brand, using a similar value positioning technique. The Company believes that its merchandising strategy facilitates comparison shopping and encourages consumers to purchase higher price-point products.


     Over the past six years, the Company also has expanded its infrastructure to support future growth by recruiting an experienced management team, increasing manufacturing capacity and enhancing its management information systems.

GROWTH STRATEGY

     The Company believes that it can leverage the success of its business strategy through the implementation of the following growth strategies:

     - Increase Penetration in High Growth Distribution Channels. The Company believes that certain distribution channels, such as home centers and mass merchants, are growing more rapidly than the overall industry. The Company believes that it can continue to increase its sales in these high growth distribution channels through its unique combination of brand names, innovative merchandising techniques and high quality products. For example, in August 1996, after the Company demonstrated the effectiveness of its market segmentation and merchandising strategies in a select number of Home Depot stores, Home Depot selected the Company as the supplier of long handle tools for all new Home Depot stores in new markets and for 50 existing Home Depot stores. Home Depot has indicated that it expects to open over 450 additional stores over the next five years, primarily in new markets. In addition, the Company has been a continuous supplier to Sears for over 80 years and the primary supplier of long handle tools to Sears for over 50 years. In five of the last six years the Company has received the prestigious "Partners in Progress" trophy awarded to approximately 80 of Sears' 10,000 suppliers. Sears has indicated that it expects to open or acquire over 500 additional non-mall hardware stores over the next five years.

     - Develop Product Line Extensions. The Company believes that product line extensions allow the Company to increase sales with minimal incremental expenditures. The Company recently expanded its cutting tool and striking tool product lines with the introduction of Perfect Cut pruning shears and loppers and Razor-Back mattocks, picks, axes, hammers and bars. The Company also recently introduced the Lady Gardener line of tools, which are ergonomically designed for female gardeners. The Company is actively developing additional product line extension opportunities.

     - Complete Strategic Acquisitions. The Company intends to increase its presence in certain segments of the lawn and garden industry through selective acquisitions and to increase operating efficiencies through vertical integration. Consistent with this strategy, in February 1997 the Company acquired an injection molding facility from one of the Company's largest suppliers of plastic parts. The Company's Credit Facility contains a $35 million acquisition facility, approximately $28.7 million of which will be available following consummation of the Offering and the application of the net proceeds therefrom (as of May 2, 1997 and at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus). In addition, Oaktree Capital Management, LLC ("Oaktree"), the general partner of the Oaktree Fund, has indicated its willingness to consider providing financing from the Oaktree Fund for future acquisitions by the Company, however, there can be no assurance in this regard.

The Company believes that continued application of its market segmentation and merchandising strategies, together with the implementation of the foregoing growth strategies, will enable the Company to continue its growth, increase its profitability and enhance its market share.


     The Company's executive offices are located at 500 Dublin Avenue, Columbus, Ohio 43215, and its telephone number is (614) 222-4400.


             DISPOSITION OF NON-LAWN AND GARDEN BUSINESS OPERATIONS

     In December 1996 the Company sold substantially all of the assets of VSI, a distributor of packaged fasteners, for approximately $6.9 million, plus the assumption of approximately $2.3 million of related liabilities. The Company also intends to sell McGuire-Nicholas within the next 12 months. McGuire-Nicholas is a manufacturer and distributor of leather, canvas and synthetic fabric tool holders and work aprons. On May 30, 1997, the Company entered into a non-binding letter of intent to sell substantially all of the assets of McGuire-Nicholas. The final terms of the proposed transaction remain subject to a number of significant conditions, including the completion by the proposed purchaser of its due diligence examination of McGuire-Nicholas, financing arrangements and the negotiation of definitive documentation. Accordingly, there can be no assurance that the proposed sale of McGuire-Nicholas will be completed on the terms set forth in the letter of intent, if at all. VSI's and McGuire-Nicholas' results of operations are shown as "Loss from discontinued operations" in the Summary Consolidated Financial Data, Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this Prospectus. Net assets and net liabilities of the discontinued VSI and McGuire-Nicholas operations are shown as "Net assets of discontinued operations" and "Net liabilities of discontinued operations" in the Consolidated Financial Statements appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Disposition of Non-Lawn and Garden Business Operations" and "Description of McGuire-Nicholas". Following the intended sale of McGuire-Nicholas, UnionTools, Inc. ("UnionTools") will be the Company's only remaining operating subsidiary.

                               FUND TRANSACTIONS

     Of the 3,250,000 shares being offered hereby, 812,500 shares have been reserved for offer and sale to the Oaktree Fund.

     In December 1993 and in May 1994 Acorn issued certain subordinated promissory notes in the aggregate principal amount of approximately $31.4 million (the "Subordinated Notes") to several investment funds and accounts (the "TCW Funds") managed by affiliates of The TCW Group, Inc. (the "TCW Group"). In August 1996 Acorn issued 100 shares of Series A Preferred Stock with an aggregate stated value of approximately $8.6 million (the "Series A Preferred Stock") to the TCW Funds as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. As of May 2, 1997, the aggregate principal balance of the Subordinated Notes and accrued interest thereon was approximately $34.4 million and the aggregate liquidation value of the Series A Preferred Stock was approximately $9.4 million. See "Certain Transactions".

     The Company intends to use approximately $20.4 million of the estimated net proceeds of $40.8 million from the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon and to repay a portion of the Subordinated Notes and accrued interest thereon. Concurrent with the consummation of the Offering, the TCW Funds will exchange the remainder of the Subordinated Notes for a number of shares of Common Stock equal to the remaining aggregate principal amount of the Subordinated Notes (approximately $23.4 million giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom as of May 2, 1997) divided by the per share Price to Public set forth on the cover page of this Prospectus (the "Exchange"). As of May 2, 1997 and giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom, the TCW Funds would receive an aggregate of 1,674,116 shares of Common Stock pursuant to the Exchange. See "Risk Factors -- Control by Principal Stockholders", "Use of Proceeds" and "Certain Transactions".

                                  THE OFFERING

Common Stock offered.........................  3,250,000 shares
Common Stock outstanding after the             6,422,172 shares
  Offering(1)................................
Use of Proceeds..............................  The Company intends to use substantially all of the estimated net proceeds of $40.8 million
                                               to (i) repay indebtedness outstanding under
                                               the Company's senior credit facility (the
                                               "Credit Facility") and accrued interest
                                               thereon, (ii) redeem the Series A Preferred
                                               Stock and pay accumulated dividends thereon
                                               and (iii) repay indebtedness outstanding under
                                               the Subordinated Notes and accrued interest
                                               thereon. See "Use of Proceeds" and "Certain
                                               Transactions".
Proposed Nasdaq National Market symbol.......  "ACRN"

---------------

(1) Based upon the number of shares of Common Stock outstanding on June 1, 1997, as adjusted to give effect to the issuance of 1,674,116 shares of Common Stock pursuant to the Exchange (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to the Exchange, each as of May 2, 1997). Excludes (i) 39,042 shares of Common Stock issuable upon the exercise of outstanding stock options,
    (ii) 730,000 shares of Common Stock reserved for issuance under Acorn's 1997 Stock Incentive Plan (the "Incentive Plan"), pursuant to which options to purchase 328,500 shares of Common Stock will be outstanding upon consummation of the Offering and (iii) 73,000 shares of Common Stock reserved for issuance under Acorn's Deferred Equity Compensation Plan for Directors (the "Director Stock Plan"). See "Management -- 1997 Stock Incentive Plan", "Management -- Director Stock Plan" and Notes 10 and 13 to Consolidated Financial Statements.


                                  RISK FACTORS

     See "Risk Factors" beginning on page 10 for a description of certain risks relevant to an investment in the Common Stock.
                            ------------------------

     As used in this Prospectus, "Ace Hardware" refers to Ace Hardware Corp., "Agway" refers to Agway, Inc., "Builders Square" refers to Builders Square, Inc., "Cotter & Company" refers to Cotter & Company, "Fred Meyer" refers to Fred Meyer, Inc., "Frank's Nursery" refers to Frank's Nursery & Crafts Inc., "HomeBase" refers to HomeBase, Inc., "Kmart" refers to Kmart Corporation, "Payless Cashways" refers to Payless Cashways, Inc., "Sears" refers to Sears, Roebuck & Company, and "Home Depot" refers to The Home Depot, Inc.


     Lady Gardener(R), Perfect Cut(R), Pro Force(R), Razor-Back(R), Union(R), Union Pro(R) and Yard 'n Garden(R) are registered trademarks of the Company. Agway(R) is a registered trademark of Agway. Green Thumb(R) and True Value(R) are registered trademarks of Cotter & Company. Frank's(R) is a registered trademark of Frank's Nursery. Craftsman(R) and Sears(R) are registered trademarks of Sears. Scotts(R) is a registered trademark of The Scotts Company.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The Summary Consolidated Financial Data for fiscal 1992, fiscal 1993, the four months ended December 2, 1993, the eight months ended July 29, 1994, fiscal 1995 and fiscal 1996 have been derived from the audited Consolidated Financial Statements of the Company. The Summary Consolidated Financial Data for the nine months ended April 26, 1996 and the nine months ended May 2, 1997 have been derived from the unaudited Consolidated Financial Statements of the Company, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of financial data for such periods. The results of such interim periods are not necessarily indicative of the results that will be reported for the full fiscal year. The Summary Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.


                                                                                       SUCCESSOR COMPANY
                              PREDECESSOR COMPANY             -------------------------------------------------------------------
                        --------------------------------
                                                FOUR           EIGHT
                                               MONTHS          MONTHS
                            YEAR ENDED          ENDED          ENDED             YEAR ENDED                 NINE MONTHS ENDED
                        -------------------  -----------      --------     -----------------------      -------------------------
                        JULY 31,   JULY 31,  DECEMBER 2,      JULY 29,     JULY 28,     AUGUST 2,       APRIL 26,        MAY 2,
                          1992       1993      1993(1)          1994         1995          1996           1996            1997
                        --------   --------  -----------      --------     --------     ----------      ---------      ----------
(IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales.............. $ 60,699   $ 70,051   $  20,331       $ 72,370     $ 86,543     $  92,652       $ 69,407       $   77,967
Cost of goods sold.....   43,856     50,548      14,185         52,271       63,411        67,496         51,036           57,077
                         -------   --------    --------        -------      -------       -------        -------         --------
Gross profit...........   16,843     19,503       6,146         20,099       23,132        25,156         18,371           20,890
Selling, general and
 administrative
 expenses..............   11,380     12,648       5,482          9,955       15,531        16,815         11,820           13,448
Interest expense.......    4,924      4,939       2,773          3,525        6,485         6,732          5,569            5,743
Amortization of
 intangibles...........    2,525      2,520         124            601        1,061         1,173            603              703
Other expenses, net....       --     34,409(2)         --           11          694         1,522 (3)        546            1,123(4)
                         -------   --------    --------        -------      -------       -------        -------         --------
Income (loss) from
 continuing operations
 before income taxes...   (1,986)   (35,013)     (2,233)         6,007         (639)       (1,086)          (167)            (127)
Income taxes...........       --         --          --            290           --           582             --               52
                         -------   --------    --------        -------      -------       -------        -------         --------
Income (loss) from
 continuing
 operations............   (1,986)   (35,013)     (2,233)         5,717         (639)       (1,668)          (167)            (179)
Loss from discontinued
 operations(5).........   (5,684)   (33,560 (2)     (8,373)       (614)      (1,800)       (6,480)          (766)          (9,575)
Cumulative effect of
 change in accounting
 for post-retirement
 benefits..............       --         --          --             --           --           869            869               --
                         -------   --------    --------        -------      -------       -------        -------         --------
Net income (loss)...... $ (7,670)  $(68,573)  $ (10,606)      $  5,103     $ (2,439)    $  (7,279)      $    (64)      $   (9,754)
                         =======   ========    ========        =======      =======       =======        =======         ========
Pro forma net loss from
 continuing operations
 per share(6)(7).......                                                                 $   (0.78)                     $    (0.08)
Pro forma weighted
 average number of
 shares
 outstanding(6)(7).....                                                                 2,134,066                       2,200,172
OTHER DATA:
Gross margin...........     27.7%      27.8%       30.2%          27.8%        26.7%         27.2%          26.5%            26.8%
EBITDA(8).............. $  6,466   $  8,343   $   1,168       $ 11,148     $  9,570     $  10,760       $  8,384       $    9,141
EBIT(9)................    2,938      4,335         540          9,543        6,540         7,168          5,948            6,739



                                                                                     SUCCESSOR COMPANY
                                                           ----------------------------------------------------------------------
                             PREDECESSOR COMPANY                                                          MAY 2, 1997
                     -----------------------------------                                      -----------------------------------
                     JULY 31,    JULY 31,    DECEMBER 2,   JULY 29,    JULY 28,   AUGUST 2,                 PRO          AS
                       1992        1993         1993         1994        1995        1996      ACTUAL    FORMA(10)  ADJUSTED(11)
                     --------    --------    -----------   --------    --------   ----------  ---------  ---------  -------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital
 from continuing
 operations........  $(20,250)   $(17,255)    $ (17,902)   $ 21,081    $  5,989    $  8,543   $ 21,771   $ 12,337     $  27,828
Assets of
 continuing
 operations........    71,348      36,478        49,895      88,164      90,517      79,611    113,224    113,224       113,224
Net assets
 (liabilities) of
 discontinued
 operations........    70,056      31,676        29,544      13,669      21,763      19,284       (315)      (315)         (315)
Total assets.......   141,404      68,154        79,439     101,833     112,280      98,895    113,224    113,224       113,224
Total debt.........   132,382     127,458       137,437      58,854      72,104      61,891     78,641     78,641        27,287
Stockholders'
 equity............       269     (68,304)      (78,910)     19,422      17,323      18,530      8,984       (450)       63,803

---------------

 (1) Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's income
     (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and
     (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. See Note 1 to Consolidated Financial Statements.



 (2) In fiscal 1993 the Company reduced goodwill from continuing operations by $35.8 million and goodwill from discontinued operations by $29.7 million.


 (3) In fiscal 1996 the Company recognized other expense of $563,000 in connection with the resignation of Acorn's previous Chairman of the Board and other expense of $750,000 in connection with self-insured life insurance accruals related to the death of a former director of the Company.

 (4) In the nine months ended May 2, 1997 the Company recognized other expense of $950,000 from the write-off of certain capitalized bank fees incurred in connection with the Company's previous bank credit facility.

 (5) Represents the loss from the discontinued VSI and McGuire-Nicholas operations, as well as (i) a loss of $766,000 incurred upon the sale of substantially all of the assets of VSI, reflecting a loss of $665,000 recorded in fiscal 1996 and a loss of $101,000 recorded in the nine months ended May 2, 1997 and (ii) a loss of $8.8 million in the nine months ended May 2, 1997 incurred in connection with the intended disposition of McGuire-Nicholas. See Note 3 to Consolidated Financial Statements. In addition, the four months ended December 2, 1993 include restructuring costs of approximately $7.6 million.

 (6) Based upon the number of shares of Common Stock outstanding on August 2, 1996 and May 2, 1997, as adjusted to give effect to (i) the issuance of 614,000 and 673,857 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, pursuant to the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon (at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and (ii) the issuance of 29,240 and 28,259 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, upon the exercise of outstanding stock options pursuant to the treasury stock method.


 (7) Income from continuing operations would have been approximately $2.9 million and $4.0 million for fiscal 1996 and the nine months ended May 2, 1997, respectively, as adjusted to give effect to (i) the Offering (at an assumed initial public offering price of $14.00, and mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom to repay indebtedness outstanding under the Credit Facility and accrued interest thereon (reducing interest expense by approximately $1.2 million and $1.1 million in fiscal 1996 and the nine months ended May 2, 1997, respectively) and to repay indebtedness outstanding under the Subordinated Notes and accrued interest thereon (reducing interest expense by approximately $1.1 million and $1.0 million in fiscal 1996 and the nine months ended May 2, 1997, respectively) and (ii) the Exchange (reducing interest expense on the Subordinated Notes by approximately $2.3 million and $2.1 million in fiscal 1996 and the nine months ended May 2, 1997, respectively). On such a basis, income from continuing operations per share would have been $0.45 and $0.62 for fiscal 1996 and the nine months ended May 2, 1997, respectively, (based upon the number of shares of Common Stock outstanding on August 2, 1996 and May 2, 1997, (as adjusted to give effect to (i) the issuance of 3,250,000 shares of Common Stock pursuant to the Offering, (ii) the issuance of 1,674,116 shares of Common Stock pursuant to the Exchange (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to the Exchange, each as of May 2, 1997) and
     (iii) the issuance of 29,240 and 28,259 shares of Common

     Stock at August 2, 1996 and May 2, 1997, respectively, upon the exercise of outstanding stock options pursuant to the treasury stock method)). See Note 14 of Notes to Consolidated Financial Statements.


 (8) EBITDA represents earnings from continuing operations before interest expense, income taxes, depreciation, amortization and other expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

 (9) EBIT represents earnings from continuing operations before interest expense, income taxes and other expenses. EBIT is presented because it is a financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBIT is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(10) Gives effect to the proposed redemption of the Series A Preferred Stock and the payment of the accumulated dividends thereon in connection with the Offering, without giving effect to the proceeds from the Offering. See Note 14 to Consolidated Financial Statements.

(11) Gives effect to (i) the Offering (at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom to repay indebtedness outstanding under the Credit Facility and accrued interest thereon, to redeem the Series A Preferred Stock and pay accumulated dividends thereon and to repay indebtedness outstanding under the Subordinated Notes and accrued interest thereon and (ii) the Exchange.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the Offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

IMPACT OF WEATHER ON RESULTS OF OPERATIONS

     Weather is the most significant factor in determining market demand for the Company's products and is inherently unpredictable. Inclement weather during the spring gardening season and lack of snow during the winter may have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonal and Quarterly Fluctuations; Impact of Weather".

SEASONALITY

     The lawn and garden industry is seasonal in nature, with a high proportion of sales and operating income generated in January through May. Accordingly, the Company's sales tend to be greater during its third and fourth fiscal quarters. As a result, the Company's operating results depend significantly on the spring selling season. To support this sales peak, the Company must anticipate demand and build inventories of finished goods throughout the fall and winter. Accordingly, the Company's levels of raw materials and finished goods inventories tend to be at their highest, relative to sales, during the Company's first and second fiscal quarters. These factors increase variations in the Company's quarterly results of operations and potentially expose the Company to greater adverse effects of changes in economic and industry trends. Moreover, actual demand for the Company's products may vary substantially from the anticipated demand, leaving the Company with either excess inventory or insufficient inventory to satisfy customer orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonal and Quarterly Fluctuations; Impact of Weather".

RECENT LOSSES


     The Company incurred net losses of $7.7 million, $68.6 million, $5.5 million, $2.4 million and $7.3 million, respectively, in fiscal 1992, fiscal 1993, the twelve months ended July 29, 1994, fiscal 1995 and fiscal 1996 and a net loss of $9.8 million during the nine months ended May 2, 1997. The Company also incurred losses from continuing operations of $2.0 million, $35.0 million, $639,000, $1.7 million and $179,000, respectively, in fiscal 1992, fiscal 1993, fiscal 1995, fiscal 1996 and the nine months ended May 2, 1997. As a result of a high degree of financial leverage incurred in buyout transactions effectuated in 1986 and 1989, the Company restructured certain of its debt obligations in December 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 1 to Consolidated Financial Statements. There can be no assurance that the Company will attain profitability or achieve continued growth in operating performance.


DEPENDENCE ON SIGNIFICANT CUSTOMERS

     The Company's largest customer, Sears, accounted for 7.6%, 12.5% and 11.5% of gross sales in fiscal 1995, fiscal 1996 and the nine months ended May 2, 1997, respectively. There can be no assurance that the Company's sales to Sears will continue at existing levels. A substantial reduction or cessation of sales to Sears or other major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers".

     A key element of the Company's growth strategy is to increase sales in certain distribution channels, such as home centers and mass merchants through retailers such as Home Depot and Sears. Although Home Depot has indicated that it expects to open over 450 additional stores over the next five years and Sears has indicated that it expects to open or acquire over 500 additional non-mall hardware stores over the next five years, there can be no assurance that such stores will be opened or, if opened, that the Company will be chosen to supply its products to all or a significant portion of such stores. In addition, there can be no assurance that such stores will generate significant additional sales for the Company or that such stores will not result in a reduction of sales to the Company's other customers, whether through consolidation or otherwise.

DEPENDENCE ON KEY PERSONNEL

     The recent growth and development of the Company largely has been dependent upon the services of Gabe Mihaly, President and Chief Executive Officer of Acorn and UnionTools. The loss of Mr. Mihaly's services could have a material adverse effect on the Company. The Company does not maintain any key-person or similar insurance policies. See "Management".

UNCERTAINTY OF FUTURE ACQUISITIONS

     A key element of the Company's strategy is the acquisition of businesses and assets in the lawn and garden industry. There can be no assurance, however, that the Company will be able to identify attractive acquisition opportunities, obtain sufficient financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, there can be no assurance that the Company will be successful in integrating acquired businesses into its existing operations or that such integration will not result in unforeseen operational difficulties or require a disproportionate amount of management's attention. Such acquisitions may result in the incurrence of additional indebtedness by the Company or the issuance of preferred stock or additional Common Stock. Furthermore, there can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making acquisitions or causing the Company to refrain from making further acquisitions. See "Business -- Growth Strategy".

AVAILABILITY AND PRICE OF RAW MATERIALS

     The Company's products require the supply of raw materials consisting primarily of steel, plastics and ash wood. The Company has several suppliers for most of its raw materials. There can be no assurance, however, that the Company will not experience shortages of raw materials or components essential to its production processes or be forced to seek alternative sources of supply. In addition, there can be no assurance that prices for such materials will remain stable. Any shortages of raw materials may result in production delays and increased costs which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Raw Materials".

COMPETITION

     All aspects of the lawn and garden industry, including attracting and retaining customers and pricing, are highly competitive. The Company competes for customers with large consumer product manufacturers and numerous other companies that produce specialty home and garden products, as well as with foreign manufacturers that export their products to the U.S. Many of these competitors are larger and have significantly greater financial resources than the Company. There can be no assurance that increased competition in the lawn and garden industry will not have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Competition".

SUBSTANTIAL AMOUNT OF COMMON STOCK ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering and the Exchange, approximately 6,422,172 shares of Common Stock will be outstanding (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to the Exchange, each as of May 2, 1997). The 3,250,000 shares of Common Stock sold in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 3,172,172 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.


     The TCW Funds, the executive officers and directors of the Company (who in the aggregate hold approximately 98.8% of the Common Stock outstanding prior to the Offering) and the Oaktree Fund have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, that it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, such as the TCW Funds, is entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Acorn intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 730,000 shares of Common Stock reserved for issuance under the Incentive Plan. Acorn also intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 73,000 shares of Common Stock reserved for issuance under the Director Stock Plan. As a result, any shares of Common Stock issued pursuant to awards granted under such plans will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Management -- 1997 Stock Incentive Plan" and "Management -- Director Stock Plan".

     The TCW Funds and the Oaktree Fund have, subject to certain conditions and restrictions, the right to include the shares of Common Stock owned by them in registered public offerings of Common Stock (or securities exchangeable for or convertible into Common Stock) undertaken by Acorn for its own account, as well as to require Acorn to register the sale of such shares, subject to certain conditions, upon demand. The TCW Group has informed the Company that the TCW Funds currently are in their respective liquidation periods, requiring such funds to liquidate their investments in an orderly manner. Pursuant to their organizational documents, the TCW Funds terminate over the period from November 2001 to June 2003. As a result, it is likely that the shares of Common Stock held by the TCW Funds either will be sold prior to such time (whether as a block, pursuant to a registered public offering or otherwise) or distributed to investors in the TCW Funds. Upon any such distribution to investors in the TCW Funds, all such shares, except those acquired by affiliates of the Company, will be immediately eligible for resale under Rule 144(k).

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity or equity linked securities. See "Shares Available for Future Sale" and "Underwriting".

IMPACT OF HOLDING COMPANY STRUCTURE

     Acorn is a holding company with no business operations of its own. Following the intended sale of McGuire-Nicholas, Acorn's only material asset will be all of the outstanding capital stock of UnionTools. Accordingly, Acorn is dependent upon the earnings and cash flows of, and dividends and distributions from, UnionTools to pay its expenses and meet its obligations and to pay any cash dividends or distributions on the Common Stock that may be authorized by the Board of Directors of Acorn. There can be no assurance that UnionTools will generate sufficient earnings and cash flows to pay dividends or distribute funds to Acorn to enable Acorn to pay its expenses and meet its obligations or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of UnionTools then in effect, will permit such dividends or distributions. See " -- Restrictions Imposed by the Terms of the Company's Indebtedness" and " -- No Dividends".

ABSENCE OF PUBLIC MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK
PRICE

     Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price has been determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting". Subsequent to the Offering, prices for the Common Stock will be determined by the market and may be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company and other participants in the lawn and garden industry, weather and general economic and other conditions.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The terms and conditions of the Credit Facility impose, and the terms and conditions of future debt instruments of the Company may impose, restrictions on the Company that affect, among other things, its ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets and make certain investments. The terms of the Credit Facility require UnionTools to maintain specified financial ratios and satisfy certain tests, including minimum interest coverage ratios, and place limits on future capital expenditures of UnionTools. In addition, the Credit Facility restricts UnionTools' ability to pay dividends and make distributions. As of May 2, 1997, after giving effect to the Offering and the application of the net proceeds therefrom (at an assumed initial public offering price of $14.00 per share, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) there would have been approximately $27.3 million outstanding under the Credit Facility, approximately $9.0 million available under the revolving portion of the Credit Facility and approximately $28.7 million available under the acquisition line of the Credit Facility. See " -- No Dividends" and "Description of Certain Indebtedness".

     The ability of the Company to comply with the terms of its debt instruments can be affected by events beyond its control, including events and changes in the competitive environment, which could impair the Company's operating performance. There can be no assurance that the Company will be able to comply with the provisions of its debt instruments, including compliance by UnionTools with the financial ratios and tests contained in the Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods could result in an event of default pursuant to which holders of such indebtedness could declare all amounts outstanding under such debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under one of the other debt instruments of the Company, if any, then outstanding. There can be no assurance that the assets or cash flows of the Company would be sufficient to repay in full borrowings under its outstanding debt instruments, whether upon maturity or in the event of acceleration upon an event of default, or that the Company would be able to refinance or restructure the payments of such indebtedness. See "-- Impact of Holding Company Structure" and "Description of Certain Indebtedness".

NO DIVIDENDS

     Acorn currently does not intend to pay any cash dividends on the Common Stock. Acorn is a holding company with no business operations of its own. Acorn therefore is dependent upon payments, dividends and distributions from UnionTools, its principal operating subsidiary, for funds to pay its expenses and to pay future cash dividends or distributions, if any, to holders of the Common Stock. UnionTools currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and general corporate purposes. UnionTools has no current intention of paying dividends or making other distributions to Acorn in excess of amounts necessary to pay Acorn's operating expenses and taxes. The Credit Facility contains restrictions on UnionTools' ability to pay dividends or make other distributions to Acorn. The Credit Facility provides that, unless UnionTools meets certain financial tests, it may not declare any dividends or make any other payments or distributions to Acorn except for amounts necessary to pay Acorn's operating expense up to $125,000 per month and to pay Acorn's federal and state income taxes. See "Dividend Policy" and "Description of Certain Indebtedness".

CONTROL BY PRINCIPAL STOCKHOLDERS


     After giving effect to the Offering and the application of the net proceeds therefrom and the Exchange (each as of May 2, 1997 and at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus), the TCW Group and the TCW Funds may be deemed to be the beneficial owners of approximately 48.6% of the outstanding shares of Common Stock. Upon consummation of the Offering, Oaktree and the Oaktree Fund may be deemed to be the beneficial owner of approximately 12.7% of the outstanding shares of Common Stock. In addition, Oaktree, the general partner of the Oaktree Fund, has indicated its willingness to consider providing financing (which may include equity financing) from the Oaktree Fund for future acquisitions by the Company, however, there can be no assurance in this regard. Certain individuals designated by the TCW Group to manage the TCW Funds also are principals of Oaktree. However, Oaktree does not have voting or dispositive power with respect to the shares of Common Stock owned by the TCW Funds. Until such time, if ever, that there is a significant decrease in the number of shares of Common Stock held by the TCW Funds and the Oaktree Fund, the TCW Group and Oaktree will be able to control the Company through their ability to determine the outcome of votes of stockholders regarding, among other things, election of directors and approval of significant transactions. In addition, upon consummation of the Offering officers and directors of Acorn will beneficially own an aggregate of approximately 14.4% of the outstanding shares of the Common Stock. See "-- Substantial Amount of Common Stock Eligible for Future Sale", "Management", "Principal Stockholders" and "Certain Transactions".


EFFECT OF CERTAIN CHARTER, CHANGE OF CONTROL AND STATUTORY PROVISIONS

     Acorn's Board of Directors is authorized, subject to certain limitations prescribed by law, to issue up to 1,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions, including voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Acorn. Acorn has no current plans to issue additional shares of preferred stock. See "Description of Capital
Stock -- Preferred Stock". The Credit Facility contains provisions that, under certain circumstances, will cause such indebtedness to become due upon the occurrence of a change of control of the Company. See "Description of Certain Indebtedness". These provisions could have the effect of making it more difficult for a third party to acquire control of the Company.

     The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock -- Certain Provisions of Delaware Law".

LABOR RELATIONS

     Most of the Company's hourly employees are covered by collective bargaining or similar labor agreements. The Company currently is a party to four such agreements, one of which expires in 1997, one of which expires in 1998 and two of which expire in 1999. There can be no assurance that the Company will be successful in negotiating new labor contracts on terms satisfactory to the Company or without work stoppages or strikes. A prolonged work stoppage or strike at any of the Company's facilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees".

ENVIRONMENTAL MATTERS

     The Company is subject to various Federal, state, and local environmental laws, ordinances and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. The Company has made, and will continue to make, expenditures to comply with these environmental requirements and regularly reviews its procedures and policies for compliance with environmental laws. The Company also has been involved in remediation actions with respect to certain of its facilities. Amounts expended by the Company in such compliance and remediation activities have not been material to the Company. However, current conditions and future events, such as changes in existing laws and regulations, may give rise to additional compliance or remediation costs that could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material. See "Business -- Environmental Matters".

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their Common Stock. As of May 2, 1997, the net tangible book value per share was $(14.89). At an assumed initial public offering price of $14.00 per share, the mid-point of the range of the initial public offering prices set forth on the cover page of this Prospectus, current stockholders would experience an increase in net tangible book value per share of $19.95 and purchasers of shares of Common Stock in the Offering would experience dilution in net tangible book value of $8.94 per share. See "Dilution".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $14.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, and after deducting the underwriting discount and estimated expenses of the Offering) are estimated to be $40.8 million. The Company intends to use the net proceeds from the Offering as follows: (i) approximately $20.4 million of the net proceeds to repay the term loan portion of the Credit Facility and accrued interest thereon; (ii) approximately $9.4 million of the net proceeds to redeem the Series A Preferred Stock and pay accumulated dividends thereon; and (iii) approximately $11.0 million of the net proceeds to repay indebtedness outstanding under the Subordinated Notes and accrued interest thereon. Pursuant to the Exchange, the remainder of the Subordinated Notes will be exchanged for shares of Common Stock. See "Certain Transactions". Although application of the net proceeds from the Offering will result in a permanent reduction of the principal amount of the term loan under the Credit Facility, it will not reduce the amounts available to the Company under either the revolving facility or the acquisition line of the Credit Facility. Pursuant to its growth strategy, the Company is actively considering acquisitions, although it currently does not have any understandings or agreements with respect to potential acquisitions. See "Business -- Growth Strategy".

     The Series A Preferred Stock accrues cumulative dividends at a rate of 13% per year. The Subordinated Notes bear interest at a rate of 13% per year and mature in July 2003. Indebtedness outstanding under the Credit Facility bears interest at variable rates (8.72% per year at May 2, 1997) and matures in June 2003. See "Description of Certain Indebtedness". Indebtedness under the Subordinated Notes and the term loan portion of the Credit Facility originally was incurred in connection with the acquisition of the Company by the TCW Funds or refinancing of such indebtedness. Indebtedness under the acquisition line of the Credit Facility was incurred in connection with the Company's recent acquisition of an injection molding facility.

                                DIVIDEND POLICY

     Acorn has never paid, and currently does not intend to pay, any cash dividends on the Common Stock. Acorn is a holding company with no business operations of its own. Acorn therefore is dependent upon payments, dividends and distributions from UnionTools for funds to pay dividends to stockholders of Acorn. UnionTools currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and other general corporate purposes. UnionTools has no current intention of paying dividends or making other distributions to Acorn in excess of amounts necessary to pay Acorn's operating expenses and taxes. The Credit Facility contains restrictions on UnionTools' ability to pay dividends or make payments or other distributions to Acorn. The Credit Facility provides that, unless UnionTools meets certain financial tests, it may not declare any dividends or make any other payments or distributions to Acorn except for amounts necessary to pay Acorn's operating expenses up to $125,000 per month and to pay Acorn's federal and state income taxes. See "Risk Factors -- Impact of Holding Company Structure", "Risk Factors -- No Dividends" and "Description of Certain Indebtedness".

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at May 2, 1997 and as adjusted as of such date to give effect to (i) the issuance and sale of the 3,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $14.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, and after deducting the underwriting discount and estimated expenses of the Offering) and the application of the net proceeds therefrom and (ii) the Exchange. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                         MAY 2, 1997
                                                          -----------------------------------------
                                                           ACTUAL      PRO FORMA(1)     AS ADJUSTED
                                                          --------     ------------     -----------
                                                                   (DOLLARS IN THOUSANDS)
Short-term debt:
  Revolving portion of Credit Facility..................  $ 21,019       $ 21,019        $  21,019
  Current portion of long-term debt.....................     3,000          3,000                0
                                                          --------       --------         --------
          Total short-term debt.........................  $ 24,019       $ 24,019        $  21,019
                                                          ========       ========         ========
Long-term debt:
  Term loan portion of Credit Facility(2)...............  $ 17,000       $ 17,000        $       0
  Acquisition line portion of Credit Facility(2)........     6,268          6,268            6,268
  Subordinated Notes(2).................................    31,354         31,354                0
                                                          --------       --------         --------
          Total long-term debt..........................    54,622         54,622            6,268
                                                          --------       --------         --------
Stockholders' equity:
  Preferred stock, par value $.001 per share; 1,000
     shares authorized, 100 shares of Series A Preferred
     Stock issued and outstanding (no shares issued and
     outstanding pro forma and as adjusted)(3)..........     8,596              0                0
  Common Stock, par value $.001 per share; 20,000,000
     shares authorized, 1,498,056 shares issued and
     outstanding (1,498,056 shares issued and
     outstanding pro forma and 6,422,172 shares issued
     and outstanding as adjusted)(4)....................    14,494         13,656           77,909
  Contributed capital-stock options(5)..................       460            460              460
  Minimum pension liability(6)..........................      (197)          (197)            (197)
  Retained earnings (deficit)...........................   (14,369)       (14,369)         (14,369)
                                                          --------       --------         --------
     Total stockholders' equity.........................     8,984           (450)          63,803
                                                          --------       --------         --------
          Total capitalization..........................  $ 63,606       $ 54,172        $  70,071
                                                          ========       ========         ========


---------------
(1) Gives effect to the proposed redemption of the Series A Preferred Stock and the payment of accumulated dividends thereon in connection with the Offering, without giving effect to the proceeds from the Offering. See Note 14 to Consolidated Financial Statements.

(2) See Note 4 to Consolidated Financial Statements.

(3) See Note 5 to Consolidated Financial Statements.


(4) Excludes (i) 39,042 shares of Common Stock issuable upon the exercise of outstanding stock options, (ii) 730,000 shares of Common Stock reserved for issuance under the Incentive Plan, pursuant to which options to purchase 328,500 shares of Common Stock will be outstanding upon consummation of the Offering and (iii) 73,000 shares of Common Stock reserved for issuance under the Director Stock Plan. See "Management -- 1997 Stock Incentive Plan", "Management -- Director Stock Plan" and Notes 10 and 13 to Consolidated Financial Statements.


(5) See Note 10 to Consolidated Financial Statements.

(6) See Note 7 to Consolidated Financial Statements.

                                    DILUTION

     The net tangible book value of the Company at May 2, 1997 was $(22.3) million, or $(14.89) per share of Common Stock. Net tangible book value per share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of outstanding shares of Common Stock. Without taking into account any other changes in net tangible book value after May 2, 1997, other than to give effect to (i) the sale by the Company of the 3,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $14.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, and after deducting the underwriting discount and estimated expenses of the Offering), and the application of the estimated net proceeds therefrom and (ii) the Exchange, the pro forma net tangible book value of the Company at May 2, 1997 would have been $32.5 million, or $5.06 per share. This represents an immediate increase in net tangible book value of $19.95 per share of Common Stock to existing stockholders and an immediate dilution of approximately $8.94 per share to new investors purchasing shares in the Offering. The following table illustrates the per share book value dilution to new investors:

Assumed initial public offering price per share...........................              $14.00
  Net tangible book value per share before the Offering...................  $(14.89)
  Increase per share attributable to the Offering.........................    19.95(1)
                                                                             ------
Pro forma net tangible book value per share after the Offering............                5.06
                                                                                        ------
Net tangible book value dilution per share to new investors(2)............              $ 8.94
                                                                                        ======

---------------
(1) Of such increase, $7.53 is attributable to the Exchange.

(2) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the assumed initial public offering price per share of Common Stock.

     The following table sets forth as of May 2, 1997 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and the new investors (at an assumed initial public offering price of $14.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus) before deducting the underwriting discount and estimated offering expenses payable by the Company.

                                            SHARES PURCHASED        TOTAL CONSIDERATION PAID       AVERAGE
                                          ---------------------     -------------------------     PRICE PER
                                            NUMBER      PERCENT        AMOUNT         PERCENT       SHARE
                                          ----------    -------     -------------     -------     ---------
                                                                    (IN MILLIONS)
Existing stockholders...................   1,498,056      23.3%        $  14.5          17.4%      $  9.68
New investors...........................   3,250,000      50.6            45.5          54.6         14.00
Shares issued pursuant to the
  Exchange..............................   1,674,116      26.1            23.4          28.0         14.00
                                          ----------       ---          ------           ---
          Total.........................   6,422,172     100.0%        $  83.4         100.0%
                                          ==========       ===          ======           ===

     As of May 2, 1997, there were vested options outstanding to purchase a total of 33,258 shares of Common Stock at a weighted average exercise price of $2.10 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization" and Note 10 to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data for fiscal 1992, fiscal 1993, the four months ended December 2, 1993, the eight months ended July 29, 1994, fiscal 1995 and fiscal 1996 have been derived from the audited Consolidated Financial Statements of the Company. The Selected Consolidated Financial Data for the nine months ended April 26, 1996 and the nine months ended May 2, 1997 have been derived from the unaudited Consolidated Financial Statements of the Company, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of financial data for such periods. The results of such interim periods are not necessarily indicative of the results that will be reported for the full fiscal year. The Selected Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.


                                                                                      SUCCESSOR COMPANY
                                   PREDECESSOR COMPANY           ------------------------------------------------------------
                            ----------------------------------
                                                      FOUR        EIGHT
                                                     MONTHS       MONTHS
                                YEAR ENDED            ENDED       ENDED          YEAR ENDED             NINE MONTHS ENDED
                            -------------------    -----------   --------   ---------------------   -------------------------
                            JULY 31,   JULY 31,    DECEMBER 2,   JULY 29,   JULY 28,   AUGUST 2,     APRIL 26,      MAY 2,
                              1992       1993        1993(1)       1994       1995        1996         1996          1997
                            --------   --------    -----------   --------   --------   ----------   -----------   -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................. $ 60,699   $ 70,051     $  20,331    $ 72,370   $ 86,543   $  92,652     $  69,407    $   77,967
Cost of goods sold.........   43,856     50,548        14,185      52,271     63,411      67,496        51,036        57,077
                            ---------  ---------    ---------    ---------  ---------  ---------     ---------     ---------
Gross profit...............   16,843     19,503         6,146      20,099     23,132      25,156        18,371        20,890
Selling, general and
  administrative
  expenses.................   11,380     12,648         5,482       9,955     15,531      16,815        11,820        13,448
Interest expense...........    4,924      4,939         2,773       3,525      6,485       6,732         5,569         5,743
Amortization of
  intangibles..............    2,525      2,520           124         601      1,061       1,173           603           703
Other expense, net.........       --     34,409(2)         --          11        694       1,522 (3)        546        1,123 (4)
                            ---------  ---------    ---------    ---------  ---------  ---------     ---------     ---------
Income (loss) from
  continuing operations
  before income taxes......   (1,986)   (35,013)       (2,233)      6,007       (639)     (1,086)         (167)         (127)
Income taxes...............       --         --            --         290         --         582            --            52
                            ---------  ---------    ---------    ---------  ---------  ---------     ---------     ---------
Income (loss) from
  continuing operations....   (1,986)   (35,013)       (2,233)      5,717       (639)     (1,668)         (167)         (179)
Loss from discontinued
  operations(5)............   (5,684)   (33,560)(2)     (8,373)      (614)    (1,800)     (6,480)         (766)       (9,575)
Cumulative effect of change
  in accounting for post-
  retirement benefits......       --         --            --          --         --         869           869            --
                            ---------  ---------    ---------    ---------  ---------  ---------     ---------     ---------
Net income (loss).......... $ (7,670)  $(68,573)    $ (10,606)   $  5,103   $ (2,439)  $  (7,279)    $     (64)   $   (9,754)
                            =========  =========    =========    =========  =========  =========     =========     =========
Pro forma net loss from
  continuing operations per
  share(6)(7)..............                                                            $   (0.78)                 $     (.08)
Pro forma weighted average
  number of shares
  outstanding(6)(7)........                                                            2,134,066                   2,200,172
OTHER DATA:
Gross margin...............     27.7%      27.8%         30.2%       27.8%      26.7%       27.2%         26.5%         26.8%
EBITDA(8).................. $  6,466   $  8,343     $   1,168    $ 11,148   $  9,570   $  10,760     $   8,384    $    9,141
EBIT(9)....................    2,938      4,335           540       9,543      6,540       7,168         5,948         6,739



                                   PREDECESSOR COMPANY                                SUCCESSOR COMPANY
                            ----------------------------------   ------------------------------------------------------------
                            JULY 31,   JULY 31,    DECEMBER 2,   JULY 29,   JULY 28,   AUGUST 2,     APRIL 26,      MAY 2,
                              1992       1993         1993         1994       1995        1996         1996          1997
                            --------   --------    -----------   --------   --------   ----------   -----------   -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital from
  continuing operations.... $(20,250)  $(17,255)    $ (17,902)   $ 21,081   $  5,989    $  8,543     $   4,663     $  21,771
Assets of continuing
  operations...............   71,348     36,478        49,895      88,164     90,517      79,611        96,308       113,224
Net assets (liabilities) of
  discontinued
  operations...............   70,056     31,676        29,544      13,669     21,763      19,284        24,237          (315)
Total assets...............  141,404     68,154        79,439     101,833    112,280      98,895       120,545       113,224
Total debt.................  132,382    127,458       137,437      58,854     72,104      61,891        76,221        78,641
Stockholders' equity.......      269    (68,304)      (78,910)     19,422     17,323      18,530        17,346         8,984

---------------

(1) Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's income
    (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and
    (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. See Note 1 to Consolidated Financial Statements.



(2) In fiscal 1993 the Company reduced goodwill from continuing operations by $35.8 million and goodwill from discontinued operations by $29.7 million.


(3) In fiscal 1996 the Company recognized other expense of $563,000 in connection with the resignation of Acorn's previous Chairman of the Board and other expense of $750,000 in connection with self-insured life insurance accruals related to the death of a former director of the Company.

(4) In the nine months ended May 2, 1997 the Company recognized other expense of $950,000 from the write-off of certain capitalized bank fees incurred in connection with the Company's previous bank credit facility.


(5) Represents the loss from the discontinued VSI and McGuire-Nicholas operations, as well as (i) a loss of $766,000 incurred upon the sale of substantially all of the assets of VSI, reflecting a loss of $665,000 recorded in fiscal 1996 and a loss of $101,000 recorded in the nine months ended May 2, 1997 and (ii) a loss of $8.8 million in the nine months ended May 2, 1997 incurred in connection with the intended disposition of McGuire-Nicholas. See Note 3 to Consolidated Financial Statements. In addition, the four months ended December 2, 1993 include restructuring costs of approximately $7.6 million.


(6) Based upon the number of shares of Common Stock outstanding on August 2, 1996 and May 2, 1997, as adjusted to give effect to (i) the issuance of 614,000 and 673,857 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, pursuant to the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon (at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and
    (ii) the issuance of 29,240 and 28,259 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, upon the exercise of outstanding stock options pursuant to the treasury stock method.


(7) Income from continuing operations would have been approximately $2.9 million and $4.0 million for fiscal 1996 and the nine months ended May 2, 1997, respectively, as adjusted to give effect to (i) the Offering (at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom to repay indebtedness outstanding under the Credit Facility and accrued interest thereon (reducing interest expense by approximately $1.2 million and $1.1 million in fiscal 1996 and the nine months ended May 2, 1997, respectively) and to repay indebtedness outstanding under the Subordinated Notes and accrued interest thereon (reducing interest expense by approximately $1.1 million and $1.0 million in fiscal 1996 and the nine months ended May 2, 1997, respectively) and (ii) the Exchange (reducing interest expense on the Subordinated Notes by approximately $2.3 million and $2.1 million in fiscal 1996 and the nine months ended May 2, 1997, respectively). On such a basis, income from continuing operations per share would have been $0.45 and $0.62 for fiscal 1996 and the nine months ended May 2, 1997, respectively, (based upon the number of shares of Common Stock outstanding on August 2, 1996 and May 2, 1997, as adjusted to give effect to (i) the issuance of 3,250,000 shares of Common Stock pursuant to the Offering, (ii) the issuance of 1,674,116 shares of Common Stock pursuant to the Exchange (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to the Exchange, each as of May 2, 1997) and
    (iii) the issuance of 29,240 and 28,259 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, upon the exercise of outstanding stock options pursuant to the treasury stock method). See Note 14 of Notes to Consolidated Financial Statements.

(8) EBITDA represents earnings from continuing operations before interest expense, income taxes, depreciation, amortization and other expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(9) EBIT represents earnings from continuing operations before interest expense, income taxes and other expenses. EBIT is presented because it is a financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBIT is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements of the Company and the Notes thereto and the other financial information included elsewhere in this Prospectus. Certain statements under this caption constitute forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements as a result of various factors, including those set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading manufacturer and distributor of non-powered lawn and garden tools. Acorn is a holding company with no business operations of its own. Following the intended sale of McGuire-Nicholas, Acorn's only material asset will be all of the outstanding capital stock of UnionTools. See
"-- Disposition of Non-Lawn and Garden Business Operations".

     Founded in 1890, the Company was operated as a family owned business until its sale in 1986 pursuant to a leveraged buyout transaction. The Company was sold in a second highly leveraged transaction in 1989. Primarily as a result of these transactions, the Company had approximately $132.4 million and $127.5 million of total indebtedness at July 31, 1992 and July 31, 1993, respectively, with approximately $60.7 million and $70.1 million of net sales in fiscal 1992 and fiscal 1993, respectively. The Company's results of operations from 1989 through December 1993 were adversely affected by a high degree of financial leverage and a lack of liquidity, despite the implementation of successful operating strategies by new senior management recruited in 1991. In December 1993, the Company restructured certain of its debt obligations in connection with the acquisition of the Company by the TCW Funds, thereby significantly reducing the Company's debt burden. Following the acquisition, the Company revalued certain assets, reduced goodwill and recognized a gain on the forgiveness of certain indebtedness. See "-- Results of Operations -- Fiscal 1995 Compared to Twelve Months Ended July 29, 1994".

     Over the past six years the Company has successfully implemented a business strategy designed to transform it from a manufacturing-oriented industrial company into a marketing-oriented consumer products company. The central elements of the Company's approach include a market segmentation strategy based primarily on brand management and a merchandising strategy based on attractive and informative product displays and labeling. Over the same period the Company also has expanded its infrastructure to support future growth by recruiting an experienced management team, increasing manufacturing capacity and enhancing management information systems. Reflecting the success of these operating strategies, the Company's net sales from continuing operations increased from $56.2 million in fiscal 1991 to $92.7 million in fiscal 1996, a CAGR of 10.5%. The Company's net sales from continuing operations were $78.0 million for the nine months ended May 2, 1997, an increase of 12.3% from the same period in fiscal 1996. In addition, net sales of the Company's higher-margin, best-quality products increased to approximately 36% of total net sales in fiscal 1996, while net sales of the Company's lower-margin, opening-price-point products decreased to approximately 7% of total net sales in fiscal 1996.

     The price of raw materials used in the Company's products remained relatively stable during each of the periods discussed below.

     Implementation of the Company's market segmentation and merchandising strategies has resulted in increased selling, general and administrative expenses as the Company has increased its marketing focus through the development of merchandising displays, point-of-sale signage and product labeling, as well as additional cooperative advertising. The Company also incurred an increase in selling, general and administrative expenses due to increased staffing and upgrades of management information systems. The Company believes that its current level of selling, general and administrative expenses as a percentage of net sales is now consistent with its marketing-oriented focus.

DISPOSITION OF NON-LAWN AND GARDEN BUSINESS OPERATIONS

     In December 1996 the Company sold substantially all of the assets of VSI, a distributor of packaged fasteners, for approximately $6.9 million, plus the assumption of approximately $2.3 million of related liabilities. The Company also intends to sell McGuire-Nicholas within the next 12 months. McGuire-Nicholas is a manufacturer and distributor of leather, canvas and synthetic fabric tool holders and work aprons. On May 30, 1997, the Company entered into a non-binding letter of intent to sell substantially all of the assets of McGuire-Nicholas. The final terms of the proposed transaction remain subject to a number of significant conditions, including the completion by the proposed purchaser of its due diligence examination of McGuire-Nicholas, financing arrangements and the negotiation of definitive documentation. Accordingly, there can be no assurance that the proposed sale of McGuire-Nicholas will be completed on the terms set forth in the letter of intent, if at all. See "Description of McGuire-Nicholas". VSI's and McGuire-Nicholas' results of operations are shown as "Loss from discontinued operations" in the Summary Consolidated Financial Data, Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this Prospectus. Net assets and net liabilities of the discontinued VSI and McGuire-Nicholas operations are shown as "Net assets of discontinued operations" and "Net liabilities of discontinued operations" in the Consolidated Financial Statements appearing elsewhere in this Prospectus. See Note 3 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain components of the Company's consolidated statement of operations data expressed as a percentage of net sales:


                                                                 YEAR ENDED              NINE MONTHS ENDED
                                                           ----------------------     -----------------------
                                   TWELVE MONTHS ENDED     JULY 28,     AUGUST 2,     APRIL 26,      MAY 2,
                                    JULY 29, 1994(1)         1995         1996          1996          1997
                                   -------------------     --------     ---------     ---------     ---------
Net sales........................         100.0%             100.0%       100.0%        100.0%        100.0%
Cost of goods sold...............          72.0               73.3         72.8          73.5          73.2
                                          -----              -----        -----         -----         -----
Gross profit.....................          28.0               26.7         27.2          26.5          26.8
Selling, general and
  administrative expenses........          16.7               17.9         18.1          17.0          17.3
Interest expense.................           6.8                7.5          7.3           8.0           7.4
Amortization of intangibles......           0.9                1.2          1.3           0.9           0.9
Other expenses, net..............           0.0                0.8          1.6           0.8           1.4
                                          -----              -----        -----         -----         -----
Income (loss) from continuing
  operations before income
  taxes..........................           3.6               (0.7)        (1.1)         (0.2)         (0.2)
Income taxes.....................           0.3                 --          0.6            --           0.0
                                          -----              -----        -----         -----         -----
Income (loss) from continuing
  operations.....................           3.3               (0.7)        (1.7)         (0.2)         (0.2)
Loss from discontinued
  operations.....................          (9.7)              (2.1)        (7.0)         (1.1)        (12.3)
Cumulative effect of change in
  accounting for post-retirement
  benefits.......................            --                 --          0.9           1.3            --
                                          -----              -----        -----         -----         -----
Net loss.........................          (6.4)%             (2.8)%       (7.8)%        (0.0)%       (12.5)%
                                          =====              =====        =====         =====         =====


---------------

(1) Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's income
    (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and
    (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. The percentage of net sales data for the 12 months ended July 29, 1994 has been adjusted to give effect to the foregoing purchase accounting adjustments throughout the period.

NINE MONTHS ENDED MAY 2, 1997 COMPARED TO NINE MONTHS ENDED APRIL 26, 1996

     Net Sales. Net sales increased 12.3%, or $8.6 million, to $78.0 million in the nine months ended May 2, 1997 compared to $69.4 million in the same period in the prior year. The increase in net sales principally reflected increased unit sales of the Company's better- and best-quality products, which are sold at higher wholesale prices than the Company's opening-price-point products, as well as increased market penetration. The increase in net sales also reflected increased unit sales across all product lines due to a relatively strong fall lawn and garden season as a result of favorable weather conditions in the first quarter. Less favorable spring weather conditions partially offset increased net sales in the third quarter over the same period in the prior year. The Company believes that the continuation of less favorable spring weather conditions may have a similar impact on fourth quarter net sales.

     Gross Profit. Gross profit increased 13.7%, or $2.5 million, to $20.9 million in the nine months ended May 2, 1997 compared to $18.4 million in the same period in the prior year. Gross margin increased to 26.8% in the nine months ended May 2, 1997 from 26.5% in the nine months ended April 26, 1996. The increase in gross margin reflected improved product mix due to increased sales of the Company's higher-margin, better-and best-quality products, partially offset by the impact of certain new store openings and lower gross margins realized on sales by the Company's recently acquired injection molding division.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 13.8%, or $1.6 million, to $13.4 million in the nine months ended May 2, 1997 compared to $11.8 million in the same period in the prior year. As a percentage of net sales, selling, general and administrative expenses increased to 17.3% in the nine months ended May 2, 1997 from 17.0% in the first nine months of fiscal 1996. The increase principally is due to merchandising costs related to the conversion of customer stores previously serviced by the Company's competitors, as well as merchandising costs associated with opening new customer stores.



     Other Expenses, Net. Other expenses increased to $1,123,000 in the nine months ended May 2, 1997 from $546,000 in the same period in the prior year primarily due to the write-off of $950,000 of capitalized bank fees incurred in connection with the Company's previous bank credit facility.



     Loss From Continuing Operations Before Income Taxes. Loss from continuing operations before income taxes increased $12,000, to a loss of $179,000 in the nine months ended May 2, 1997 compared to a loss from continuing operations before income taxes of $167,000 in the same period in the prior year. Interest expense increased to $5.7 million in the nine months ended May 2, 1997 from $5.6 million in the nine months ended April 26, 1996.



     Net Loss. Net loss increased to $9.8 million in the nine months ended May 2, 1997 compared to $64,000 in the same period in the prior year, primarily as a result of a loss of $8.8 million incurred in connection with the intended disposition of McGuire-Nicholas and a $101,000 loss in connection with the disposition of VSI. Net loss in the nine months ended April 26, 1996 was partially offset by income of $869,000 realized in connection with the cumulative effect of a change in accounting for post-retirement benefits.


FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales increased 7.1%, or $6.1 million, to $92.7 million in fiscal 1996 compared to $86.5 million in fiscal 1995. The increase in net sales principally reflected increased unit sales across all product lines in fiscal 1996 due to the addition of new customers and favorable weather conditions, as well as lower net sales in fiscal 1995 due to inventory reduction efforts by key mass merchant customers and poor spring weather conditions.

     Gross Profit. Gross profit increased 8.7%, or $2.0 million, to $25.2 million in fiscal 1996 compared to $23.1 million in fiscal 1995. Gross margin increased to 27.2% in fiscal 1996 from 26.7% in fiscal 1995. The increase in gross margin primarily resulted from increased manufacturing efficiencies related to higher production levels, as well as improved product mix due to increased sales of the Company's higher-margin, better- and best-quality products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8.3%, or $1.3 million, to $16.8 million in fiscal 1996 compared to $15.5 million in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses increased to 18.1% in fiscal 1996 from 17.9% in fiscal 1995. The increase primarily results from an increase in cooperative advertising expenditures and staffing costs.

     Other Expenses, Net. Other expenses increased $828,000 to $1.5 million in fiscal 1996 compared to $694,000 in fiscal 1995. In fiscal 1996 the Company recognized other expense of $563,000 in connection with the resignation of Acorn's previous Chairman of the Board and other expense of $750,000 in connection with self-insured life insurance accruals related to the death of a former director of the Company.



     Loss From Continuing Operations Before Income Taxes. Loss from continuing operations before income taxes increased 70.0%, or $447,000, to $1.1 million in fiscal 1996 compared to $639,000 in fiscal 1995.


     Net Loss. Net loss increased $4.8 million to $7.3 million in fiscal 1996 compared to $2.4 million in fiscal 1995, primarily as a result of increased losses from discontinued operations in 1996.

FISCAL 1995 COMPARED TO THE TWELVE MONTHS ENDED JULY 29, 1994


     Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's income (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. The following discussion compares the Company's results of operations for fiscal 1995 to the Company's results of operations for the 12 months ended July 29, 1994, as adjusted to give effect to the foregoing purchase accounting adjustments throughout the period.


     Net Sales. Net sales decreased 6.6%, or $6.2 million, to $86.5 million in fiscal 1995 compared to $92.7 million in the twelve months ended July 29, 1994. Net sales for the twelve months ended July 29, 1994 reflected record levels due to significant initial inventory purchases by a key mass merchant customer and favorable weather conditions. The decrease in net sales in fiscal 1995 principally reflected decreased unit sales across all product lines due to poor spring weather conditions, as well as inventory reduction efforts by key mass merchant customers which more than offset increased sales to other customers.

     Gross Profit. Gross profit decreased 11.0%, or $2.9 million, to $23.1 million in fiscal 1995 compared to $26.0 million in the twelve months ended July 29, 1994. Gross margin decreased to 26.7% in fiscal 1995 from 28.0% in the twelve months ended July 29, 1994. The decrease in gross margin primarily resulted from manufacturing inefficiencies related to lower production levels due to lower net sales.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 0.6%, or $100,000, to $15.5 million in fiscal 1995 compared to $15.4 million in the twelve months ended July 29, 1994. As a percentage of net sales, selling, general and administrative expenses increased to 17.9% in fiscal 1995 from 16.7% in the twelve months ended July 29, 1994. The increase principally reflects an increase of approximately $1.1 million in cooperative advertising expenditures, partially offset by reductions in other variable costs related to lower net sales levels. Selling, general and administrative expenses increased in fiscal 1995 and the twelve months ended July 29, 1994 compared to prior periods as a result of management information system improvements.



     Other Expenses, Net. Other expenses increased to $694,000 in fiscal 1995 compared to $11,000 in the twelve months ended July 29, 1994. Other expenses in fiscal 1995 resulted from compensation expense of $340,000 related to the vesting of executive stock options, as well as banking fees.



     Loss From Continuing Operations Before Income Taxes. Loss from continuing operations before income taxes increased to $639,000 in fiscal 1995 compared to income from continuing operations of $3.4 million in the twelve months ended July 29, 1994.


     Net Loss. Net loss decreased to $2.4 million in fiscal 1995 compared to net loss of $5.8 million in the twelve months ended July 29, 1994.

SEASONAL AND QUARTERLY FLUCTUATIONS; IMPACT OF WEATHER

     The lawn and garden industry is seasonal in nature, with a high proportion of sales and operating income generated in January through May. Accordingly, the Company's sales tend to be greater during its third and fourth fiscal quarters. As a result, the Company's operating results depend significantly on the spring selling season. To support this sales peak, the Company must anticipate demand and build inventories of finished goods throughout the fall and winter. Accordingly, the Company's levels of raw materials and finished goods inventories tend to be at their highest, relative to sales, during the Company's first and second fiscal quarters. These factors increase variations in the Company's quarterly results of operations and potentially expose the Company to greater adverse effects of changes in economic and industry trends. Moreover, actual demand for the Company's products may vary substantially from the anticipated demand, leaving the Company with excess inventory or insufficient inventory to satisfy customer orders. The following table sets forth certain unaudited data related to net sales for the fiscal quarters in fiscal 1995 and fiscal 1996. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in the opinion of management of the Company, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the quarters presented.

                                                FISCAL 1995                                     FISCAL 1996
                               ---------------------------------------------  -----------------------------------------------
                                                                       QUARTER ENDED
                               ----------------------------------------------------------------------------------------------
                               OCTOBER 28,  JANUARY 27,  APRIL 28,  JULY 28,  OCTOBER 27,  JANUARY 26,  APRIL 26,  AUGUST 2,
                                  1994         1995        1995       1995       1995         1996        1996        1996
                               -----------  -----------  ---------  --------  -----------  -----------  ---------  ----------
Net sales.....................   $19,150      $18,011     $ 32,609  $ 16,773    $16,486      $19,357     $ 33,564   $ 23,245
Cost of goods sold............    13,623       13,416       23,995    12,377     12,544       14,731       23,738     16,483
                                 -------      -------      -------   -------    -------      -------      -------    -------
Gross profit..................     5,527        4,595        8,614     4,396      3,942        4,626        9,826      6,762
Selling, general and
  administrative expenses
  (SG&A)......................     3,886        3,681        4,490     3,474      3,635        3,721        4,464      4,995
                                 -------      -------      -------   -------    -------      -------      -------    -------
Gross profit less SG&A(1).....   $ 1,641      $   914     $  4,124  $    922    $   307      $   905     $  5,362   $  1,767
                                 =======      =======      =======   =======    =======      =======      =======    =======
Net sales as a percentage of
  full year net sales.........      22.1%        20.8%        37.7%     19.4%      17.8%        20.9%        36.2%      25.1%
Gross profit as a percentage
  of full year gross profit...      23.9         19.9         37.2      19.0       15.7         18.4         39.1       26.9
Gross profit less SG&A(1) as a
  percentage of full
  year operating profit.......      21.6         12.0         54.3      12.1        3.7         10.9         64.3       21.2

                                        NINE MONTHS ENDED
                                           MAY 2, 1997
                                ----------------------------------
                                NOVEMBER 1,   JANUARY 31,  MAY 2,
                                    1996         1997       1997
                                ------------  -----------  -------
Net sales.....................    $ 19,679      $21,018    $37,270
Cost of goods sold............      14,507       15,635     26,935
                                   -------      -------    -------
Gross profit..................       5,172        5,383     10,335
Selling, general and
  administrative expenses
  (SG&A)......................       4,403        4,236      4,809
                                   -------      -------    -------
Gross profit less SG&A(1).....    $    769      $ 1,147    $ 5,526
                                   =======      =======    =======
Net sales as a percentage of
  full year net sales.........
Gross profit as a percentage
  of full year gross profit...
Gross profit less SG&A(1) as a
  percentage of full
  year operating profit.......

---------------
(1) Does not include amortization of intangibles and other expenses, each of which generally are non-seasonal in nature.

     Weather is the single most important factor in determining market demand for the Company's products and also is the least predictable. For example, while floods in the Midwest adversely affected the sale of most types of lawn and garden equipment in 1992, the severe winter of 1994 resulted in a surge in demand for snow shovels. In addition, bad weather during the spring gardening season, such as that experienced throughout most of the U.S. in the spring of 1995, can adversely affect overall annual sales.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash needs are for working capital, capital expenditures and debt service. The Company has financed its working capital, capital expenditures and debt service requirements primarily through internally generated cash flow and funds borrowed under the Credit Facility and the Subordinated Notes. See "Use of Proceeds", "Certain Transactions" and "Description of Certain Indebtedness".


     Net cash used in continuing operations was $19.0 million in the nine months ended May 2, 1997 compared to net cash used in continuing operations of $2.0 million in the comparable period in the prior fiscal year. This increase principally reflects higher inventories of $7.3 million required to meet anticipated sales demand and increase in accounts receivables of $20.9 million due to higher net sales. A corresponding seasonal build of inventories was not required in fiscal 1996 due to higher inventory levels at July 28, 1995, resulting in a reduction of inventories in the nine months ended April 26, 1996 of $5.6 million. The seasonal build in accounts receivable combined with increased revenues in the nine months ended May 2, 1997 resulted in an additional use of cash of $5.3 million for the nine months ended May 2, 1997. Net cash provided by continuing operations was $14.0 million in fiscal 1996 compared to net cash used in continuing operations of $504,000 in fiscal 1995. This increase resulted from a reduction of inventory levels from July 28, 1995, which were unusually high as a result of poor spring weather conditions in 1995, as well as inventory reduction efforts by key mass merchant customers. Net cash used in continuing operations was $504,000 in fiscal 1995 from net cash used in continuing operations of $7.7 million in the twelve months ended July 29, 1994. This decrease primarily reflects increased inventory levels at July 28, 1995 required to support increased net sales.


     The Company made capital expenditures of approximately $2.3 million, $2.9 million, $1.5 million and $1.6 million during the twelve months ended July 29, 1994, fiscal 1995, fiscal 1996 and the nine months ended May 2, 1997, respectively. The capital expenditures relate primarily to on-going improvements of property, plant and equipment, manufacturing process improvements and increased manufacturing capacity. The Company intends to make capital expenditures of approximately $900,000 in the remainder of fiscal 1997 and capital expenditures of approximately $3.4 million in fiscal 1998 primarily related to the purchase of new equipment and equipment and facility maintenance.


     In December 1993 and May 1994 Acorn issued the Subordinated Notes in the aggregate principal amount of approximately $31.4 million. In August 1996 Acorn issued 100 shares of Series A Preferred Stock as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. As of May 2, 1997, the aggregate principal balance of the Subordinated Notes and accrued interest thereon was approximately $34.4 million and the aggregate liquidation value of the Series A Preferred Stock was approximately $9.4 million. The Company intends to use a portion of the net proceeds from the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon and to repay a portion of the Subordinated Notes and accrued interest thereon. Pursuant to the Exchange, the remainder of the Subordinated Notes will be exchanged for shares of Common Stock upon consummation of the Offering. See "Use of Proceeds" and "Certain Transactions".

     The Company entered into the Credit Facility to finance capital expenditures, including future acquisitions, if any, and to fund working capital and other general business purposes. As of May 2, 1997, after giving effect to the Offering and the use of proceeds therefrom (at an assumed initial public offering price of $14.00 per share, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus), there would have been approximately $9.0 million available under the revolving portion of the Credit Facility and approximately $28.7 million available under the acquisition line of the Credit Facility. Indebtedness outstanding under the Credit Facility bears interest at variable rates (8.72% per year at May 2, 1997).

     The Company believes that cash generated from operations, together with amounts available under the Credit Facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. In addition, actual capital requirements may change, particularly as a result of acquisitions, if any, that the Company may make in the future. Depending on the nature, size and timing of future acquisitions, the Company may be required to raise additional financing. There can be no assurance that such additional financing will be available to the Company on acceptable terms.

EFFECTS OF INFLATION

     The Company is affected by inflation primarily through the purchase of raw materials, increased operating costs and expenses and higher interest rates. The Company believes that the effects of inflation on the Company's operations have not been material in recent years.

                                    BUSINESS

GENERAL


     Founded in 1890, the Company is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names, including Razor-Back, Union, Yard 'n Garden, Perfect Cut and, pursuant to a license agreement, Scotts. In addition, the Company manufactures private label products for a variety of retailers, including products sold under Sears' Craftsman and Cotter & Company's True Value brand names. The Company's customers include mass merchants such as Sears, Kmart and Fred Meyer, home centers such as Home Depot, HomeBase, Builders Square and Payless Cashways, buying groups such as Cotter & Company and Ace Hardware and farm and industrial distributors.


     The Company's net sales increased from $56.2 million in fiscal 1991 to $92.7 million in fiscal 1996, a CAGR of 10.5%. The Company's net sales were $78.0 million for the nine months ended May 2, 1997, an increase of 12.3% from the same period in fiscal 1996. In addition, net sales of the Company's higher-margin, best-quality products increased to approximately 36% of total net sales in fiscal 1996, while net sales of the Company's lower-margin, opening-price-point products decreased to approximately 7% of total net sales in fiscal 1996. The Company generated approximately 92% of its revenues in both fiscal 1996 and the nine months ended May 2, 1997 from sales of long handle tools. The Company believes that it has gained the second largest market share in the long handle tools segment of the industry (with an estimated market share of approximately 28% in 1996) from the third largest market share in the early 1990s.

BUSINESS STRATEGY

     Over the past six years the Company has successfully implemented a business strategy designed to transform it from a manufacturing-oriented industrial company into a marketing-oriented consumer products company. The central elements of the Company's approach include a market segmentation strategy based primarily on brand management and a merchandising strategy based on attractive and informative product displays and labeling.


     - Market Segmentation Strategy. The Company has developed a family of brands, each targeted to one or more specific consumer segments and price-points. For example, shovels sold under the Company's opening-price-point Yard 'n Garden brand generally retail from $3.99 to $5.99, while shovels sold under the Company's best-quality Razor-Back brand generally retail from $19.99 to $21.99. The Company's products and brands are differentiated by price, features and warranty, as well as by the materials and production processes used.



     - Merchandising Strategy. The Company was the first in the long handle tool segment of the non-powered lawn and garden industry to successfully implement sophisticated merchandising and marketing programs. The Company's merchandising programs are designed to (i) create brand identification among goods historically treated as commodities and (ii) increase retail sales while reducing the amount of sales support needed from the retailer's employees. The Company uses innovative product labeling and point-of-sale signage and racking to highlight the comparative value and quality of products within and among the Company's brands. Products within the Company's Union, Scotts and Perfect Cut lines are merchandised using the Company's trademarked "Good/Better/Best" format. Where adequate shelf-space is available, the Company also merchandises its brands together, from the Company's opening price-point Yard 'n Garden brand to its best-quality Razor-Back brand, using a similar value positioning technique. The Company believes that its merchandising strategy facilitates comparison shopping and encourages consumers to purchase higher price-point products.


     Over the past six years, the Company also has expanded its infrastructure to support future growth by recruiting an experienced management team, increasing manufacturing capacity and enhancing its management information systems.

GROWTH STRATEGY

     The Company believes that it can leverage the success of its business strategy through the implementation of the following growth strategies:

     - Increase Penetration in High Growth Distribution Channels. The Company believes that certain distribution channels, such as home centers and mass merchants, are growing more rapidly than the overall industry. The Company believes that it can continue to increase its sales in these high growth distribution channels through its unique combination of brand names, innovative merchandising techniques and high quality products. For example, in August 1996, after the Company demonstrated the effectiveness of its market segmentation and merchandising strategies in a select number of Home Depot stores, Home Depot selected the Company as the supplier of long handle tools for all new Home Depot stores in new markets and for 50 existing Home Depot stores. Home Depot has indicated that it expects to open over 450 additional stores over the next five years, primarily in new markets. In addition, the Company has been a continuous supplier to Sears for over 80 years and the primary supplier of long handle tools to Sears for over 50 years. In five of the last six years the Company has received the prestigious "Partners in Progress" trophy awarded to approximately 80 of Sears' 10,000 suppliers. Sears has indicated that it expects to open or acquire over 500 additional non-mall hardware stores over the next five years.

     - Develop Product Line Extensions. The Company believes that product line extensions allow the Company to increase sales with minimal incremental expenditures. The Company recently expanded its cutting tool and striking tool product lines with the introduction of Perfect Cut pruning shears and loppers and Razor-Back mattocks, picks, axes, hammers and bars. The Company also recently introduced the Lady Gardener line of tools, which are ergonomically designed for female gardeners. The Company is actively developing additional product line extension opportunities.

     - Complete Strategic Acquisitions. The Company intends to increase its presence in certain segments of the lawn and garden industry through selective acquisitions and to increase operating efficiencies through vertical integration. Consistent with this strategy, in February 1997 the Company acquired an injection molding facility from one of the Company's largest suppliers of plastics parts. The Company's Credit Facility contains a $35 million acquisition facility, approximately $28.7 million of which will be available following consummation of the Offering and the application of the net proceeds therefrom (as of May 2, 1997 and at an assumed initial public offering price of $14, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus). In addition, Oaktree, the general partner of the Oaktree Fund, has indicated its willingness to consider providing financing from the Oaktree Fund for future acquisitions by the Company, however, there can be no assurance in this regard.

The Company believes that continued application of its market segmentation and merchandising strategies, together with the implementation of the foregoing growth strategies, will enable the Company to continue its growth, increase its profitability and enhance its market share.

INDUSTRY

     The non-powered lawn and garden tool industry is mature and, due in part to the low-cost nature of non-powered equipment, generally is non-cyclical. The Company believes that demand for non-powered lawn and garden tools generally is driven by the desire of do-it-yourself ("DIY") consumers to maintain and landscape residential properties and the need of industrial and farm professionals to acquire and utilize high-quality tools that will aid them in efficiently completing their jobs. Industry sources estimate that the consumer market for lawn and garden tools (which excludes the professional and industrial markets) generated approximately $550 million in revenues in 1994, an increase of approximately 5% over 1993 estimates. Industry sources also estimate that the non-powered lawn and garden tool market will grow at a CAGR of 5.6% through 2001. The non-powered lawn and garden tool market is comprised of the following product categories: long handle tools, garden hose, hose attachments, cutting tools, hose reels, sprayers, wheelbarrows and spreaders. The Company believes that long handle tools comprise the largest segment of the non-powered lawn and garden tool market.

     The Company believes that the lawn and garden industry is the beneficiary of several trends suggesting a growing demand for lawn and garden tools, including the following:

     - Demographic Trends. According to industry sources, consumers age 45 to 54 represent the largest age group of lawn and garden enthusiasts. Industry sources estimate that this group will increase by approximately 54% from 1988 to 2000 as "baby boomers" age.

     - Lifestyle Trends. Industry sources estimate that approximately 80 million households in the U.S. purchased lawn and garden equipment in 1994. The Company believes that increased environmental awareness, greater interest in healthy lifestyles and heightened concerns regarding the maintenance of property values will continue to increase the popularity of lawn and garden activities, particularly among young adults. In addition, the success of several new gardening publications has contributed to the increased popularity of gardening and the greater sophistication of lawn and garden consumers.

     - Housing Starts and Sales of Existing Homes. New housing starts often represent an addition to the overall number of consumers in the lawn and garden tool market and, accordingly, an increase in demand. Consumers moving into new homes often spend substantially on landscaping, including the purchase of lawn and garden equipment.

PRODUCTS AND BRANDS

  Product Lines

     The Company sells over 1,000 SKUs of non-powered lawn and garden tools. The Company designs, manufactures and markets tools in the following product lines:
(i) shovels and scoops; (ii) other steel products, such as hoes, forks, scrapers and rakes; (iii) garden hand tools and posthole diggers; (iv) snow tools, such as shovels and pushers; and (v) other products such as repair handles, weeders, edging tools and brooms. In addition, the Company sells wheelbarrows and cutting and striking tools purchased from outside equipment manufacturers. As a result of its recent acquisition of an injection molding facility, the Company also manufactures proprietary custom molded products and component parts for other manufacturers and distributors, as well as plastic components used in the Company's products.

  Brand Positioning


     Pursuant to its market segmentation strategy, the Company has developed a family of brands, each targeted to one or more specific consumer segments and price-points. For example, shovels sold under the Company's opening-price-point Yard 'n Garden brand generally retail from $3.99 to $5.99, while products sold under the Company's best-quality Razor-Back brand generally retail from $19.99 to $21.99. The Company's products and brands are differentiated by price, features and warranty (up to a lifetime warranty). Product grades also differ with respect to the materials and production processes used. For example, the steel components of the Company's Razor-Back line are heavy-gauge and forged in order to maximize the product's strength and durability, while the Company's Yard 'n Garden products are made with lighter gauge components. The Company carefully monitors its products and searches for growth opportunities that result from changes in market segments. For example, the Company repositioned the Razor-Back brand to cater to the growing population of serious DIY consumers by updating the brand image, introducing product line extensions and developing new promotional campaigns. See "-- Merchandising and Marketing". The Company's major brands are described below.


     Razor-Back. The Company sells a full line of best-quality, industrial duty tools for farm, industrial and professional users under the Razor-Back name. The brand enjoys a strong franchise with agricultural and industrial professionals and is widely acknowledged as the quality and performance standard for the long handle tool industry. In 1995 the Company expanded the brand with a high quality line of cutting and striking tools. The Razor-Back line is sold primarily through home center, hardware store, industrial distributor and farm sector distribution channels.

     Union Pro. The Company sells a limited line of high quality, industrial duty tools for farm, industrial and professional users under the Union Pro name. The Union Pro line is sold primarily through industrial distributor and farm sector distribution channels.

     Union. The Union line generates the largest sales volume for the Company. Under the Union name, the Company sells a full line of medium-quality, professional duty tools with a wide range of features, quality points and performance levels designed to match the needs of tradesmen and serious DIY consumers. The Union line is sold through all distribution channels except warehouse clubs and is merchandised in a trademarked Good/Better/Best quality configuration.

     Perfect Cut. The Perfect Cut line was introduced in August 1995. The Company sells a limited line of consumer and professional duty cutting tools for tradesmen and serious DIY consumers under the Perfect Cut name. The Perfect Cut line is sold primarily through home centers, mass merchants and hardware store distribution channels and is merchandised in a trademarked Good/Better/Best quality configuration.

     Scotts. In July 1992, the Company obtained from The Scotts Company the exclusive right to manufacture, distribute and market in the U.S. and Canada an extensive line of lawn and garden tools under the Scotts name. The Company has sought to benefit from The Scotts Company's national prime time advertising campaigns, to develop joint promotional programs with The Scotts Company and to leverage the Scotts brand reputation and recognition among retailers that support The Scotts Company bagged-goods program. Under the Scotts name, the Company sells a full line of high quality, consumer-oriented tools for home gardeners who associate the Scotts name with value and quality. The Scotts line is sold primarily though mass merchant and home center distribution channels and is merchandised in a trademarked Good/Better/ Best quality configuration.

     ProForce. The ProForce line was introduced in August 1993 and is comprised of a limited line of medium-quality, consumer-oriented tools for DIY consumers. The ProForce line is sold exclusively through the warehouse club distribution channel.


     Yard 'n Garden. Under the Yard 'n Garden name, the Company sells a limited line of standard quality, promotional tools designed for occasional DIY consumers who demand value in basic tools for home use. The Yard'n Garden line is sold through all distribution channels.


     Lady Gardener. The Lady Gardener line was introduced in August 1996. Under the Lady Gardener name, the Company sells a limited line of high-quality, consumer oriented tools ergonomically designed for female gardeners. The Lady Gardener line is sold primarily through mass merchant, home center and hardware store distribution channels.

  Private Label Products

     In addition to its own brands, the Company also manufactures private label products for a variety of customers including Sears, Cotter & Company, Frank's Nursery and Agway, which are sold under the Craftsman and Sears, Green Thumb and True Value, Frank's and Agway brand names, respectively. The Company has been a continuous supplier to Sears for over 80 years and the primary supplier of long handle tools to Sears for over 50 years. Private label products generated approximately $17.1 million, or 16.8%, of the Company's gross sales in fiscal 1996 and approximately $11.1 million, or 13.1%, of the Company's net sales in the nine months ended May 2, 1997.

     As a result of its recent acquisition of an injection molding facility, the Company also manufactures proprietary custom molded products and component parts for other manufacturers and distributors, as well as plastic components used in the Company's products.

  New Product Development

     The Company believes that internally developed products, which often extend existing product lines, allow it to increase sales with relatively modest expenditures. For example, the Company recently introduced striking tools, such as mattocks, picks, axes, hammers and bars, to extend the Razor-Back line. The Company also introduced cutting tools, such as pruners, loppers, shears and bow and pruning saws marketed under the Perfect Cut line. The striking and cutting tools are made for the Company by outside manufacturers. The Company also has recently introduced redesigned posthole diggers with superior functionality and lower production costs.

     As part of its product development effort, the Company tests different materials in order to enhance product features, reduce tool weight and facilitate usage. For example, the Company's recently introduced Lady Gardener line, ergonomically designed for female gardeners, employs plastic or plastic and steel tool heads in order to make the equipment lighter and easier to handle.

CUSTOMERS

     The Company has well-established customer relationships with most major retailers in the lawn and garden industry. The Company's largest customer, Sears, accounted for 7.6%, 12.5% and 11.5% of gross sales in fiscal 1995, fiscal 1996 and the nine months ended May 2, 1997, respectively. The Company's ten largest customers accounted for approximately 43.7%, 50.5% and 51.5% of gross sales during each such period. The Company sells its products through a variety of distribution channels, including (i) mass merchants such as Sears, Kmart and Fred Meyer, (ii) home centers such as Home Depot, HomeBase, Builders Square and Payless Cashways, (iii) buying groups such as Cotter & Company and Ace Hardware,
(iv) farm distributors and stores such as Mid-States Distributing Co., Agway, Wheatbelt, Inc. and Tractor Supply Company, Inc. and (v) industrial distributors such as Oklahoma Rig & Supply Company, Texas Mill Supply & Manufacturing, Inc., Hughes Supply, Inc. and McMaster-Carr Supply Company.

     The Company believes that it provides value to its customers by offering a wide selection of products at a variety of price-points and by reliably servicing customer needs.

MERCHANDISING AND MARKETING


     The Company was the first in the long handle tool segment of the non-powered lawn and garden industry to successfully implement sophisticated merchandising and marketing programs. The Company's merchandising programs are designed to (i) create brand identification among goods historically treated as commodities and (ii) increase retail sales while reducing the amount of sales support needed from the retailer's employees. The Company uses innovative product labeling and point-of-sale signage and racking to highlight the comparative value and quality of products within and among the Company's brands. Products within the Company's Union, Scotts and Perfect Cut lines are merchandised using the Company's trademarked "Good/Better/Best" format. Where adequate shelf-space is available, the Company also merchandises its brands together, from the Company's opening price-point Yard 'n Garden brand to its best-quality Razor-Back brand, using a similar value positioning technique. The Company believes that its merchandising strategy facilitates comparison shopping and encourages consumers to purchase higher price-point products.


     Where applicable, the Company provides its customers with merchandising plan-o-grams. The Company also provides its customers with custom designed product displays complete with informative signs and other "wall-talkers" to answer consumer questions without the help of the retailer's sales staff. The Company primarily uses cooperative advertising to promote its products to consumers.

SALES

     The Company's sales force is divided into five regions, each led by a regional manager. The regional manager supervises a sales force consisting of 14 direct sales professionals who are employed by the Company. In addition, the Company utilizes 23 manufacturers' representative agencies who also report to the regional managers. The manufacturers' representatives also sell lawn and garden products for other manufacturers, but not products that compete with the Company's products. Company management and senior sales professionals regularly call on the Company's significant customers, while the manufacturing representatives provide store level support. The Company's sales professionals are compensated with a base salary and bonuses based upon a formula that rewards them for individual performance against an established quota, as well as Company-wide sales and earnings targets.

DISTRIBUTION AND LOGISTICS

     Customer orders arrive at the Company's headquarters in Columbus, Ohio and are processed centrally. If the Company can fill the order from the current stock of finished goods, the order is forwarded to one of the Company's three distribution centers for shipment based on proximity and availability. The Company maintains distribution centers in La Mirada, California, Columbus, Ohio and Frankfort, New York. As of May 2, 1997, the Company owned or leased a fleet of four tractors and 27 trailers for transporting products between its manufacturing and distribution facilities. Common carriers are used for shipping finished products from warehouses to customer delivery points.

     The Company uses a computerized management information and control system which allows the Company to determine the status of customer orders and enables the Company to process the orders quickly, respond to customer inquiries and adjust shipping schedules to meet customer requirements. Within this system, the Company uses an electronic data interchange system that enables customers, through computerized telephone communications, to place orders directly with the Company. The Company believes that these systems enable efficient order processing, expedite shipments and improve customer service.

     The Company also provides its customers with the service of pre-ticketing and bar-coding its products in accordance with customer specifications.

MANUFACTURING

     The production of non-powered lawn and garden tools is an extensive manufacturing and assembly process that involves several different technologies, including sawmill operations, wood finishing, heavy gauge forging, stamping, grinding and metal painting. The complexity of certain tasks and the coordination of the various steps of the manufacturing process have been developed by the Company over the last 100 years.

     At the Company's Columbus, Ohio and Frankfort, New York manufacturing facilities, steel components undergo hot and cold stamping and hot forging or welding, depending on the type of tool head being produced. The metal is then cleaned by grinding and polishing the shaped steel heads. The steel components then are painted using various techniques depending on product type and product material. The Company operates its own water based paint manufacturing process which is used for all steel tool components. Some steel components undergo additional finishing steps such as anodization or immersion in special chemical baths.

     At the Company's eight saw mills, ash logs are cut into flitches, then into squares and finally into rounds. The rounds, which have diameters of one to two inches depending on the finished product requirements, then are inspected to remove defects. The end product of this process is a green ash dowel that is then shipped to either the Company's Frankfort, New York or Delaware, Ohio sawmill to be kiln dried, cut to length, shaped and turned into a handle. The kiln drying process takes approximately six days and removes enough moisture from the wood to reduce the weight of the original green dowel by approximately 35%. Wood handles undergo chucking, boring, sanding and a finishing process at the Company's Columbus and Frankfort facilities. The inventory of handles maintained at these facilities is a function of both price and seasonal considerations. The assembly of the steel tool head to the handle and packaging take place in the final manufacturing stage.

     The Company has implemented a seasonally adjusted production schedule in order to maximize its inventories of finished goods. Production is increased during December through March, the Company's busiest season, and lowered during the summer and fall seasons.

RAW MATERIALS

     The primary raw materials used to produce the Company's products are steel, plastics and ash wood.

     Steel. The Company purchases its steel requirements from several domestic suppliers. The primary considerations in specialty steel sourcing are metallurgy, price and width. The Company has strong and long established relationships with its steel suppliers and has never experienced sourcing problems. The Company does not enter into long-term contracts with regard to any of its steel purchases. The Company purchased approximately 75% and 17% of its steel requirements from Worthington Steel and Acme Steel Corporation, respectively, in fiscal 1996 and approximately 65% and 19%, respectively, from such suppliers in the nine months ended May 2, 1997. The Company has had relationships with these suppliers in excess of 15 and 7 years, respectively.

     Plastics. The Company has selected specially formulated plastics and resins for use in its tools. Plastic tool heads historically have been produced by six outside injection molders (including the former owner of the injection molding facility that the Company recently acquired), utilizing molds developed and owned by the Company. The Company intends to use its new facility to manufacture proprietary custom molded products and component parts for other manufacturers and distributors, as well as to manufacture plastic components used in the Company's products. The Company does not enter into any long-term contracts with regard to its plastics purchases.


     Ash Wood. Ash is the ideal hardwood for handles because it is lightweight, flexible and splinters less than most hardwoods. The Company has wood specialists who maintain relationships with numerous log suppliers and are responsible for sourcing the Company's ash needs. The Company believes that it will continue to be able to obtain sufficient quantities of ash. The Company typically maintains a six to eight week inventory of ash at each of its sawmills to cover occasional short-term fluctuations in supply. The Company imports ramin wood handles for some of its promotionally priced Yard 'n Garden brand products, such as rakes and hoes. Ramin wood is less expensive than ash and is of sufficient quality for tools (other than shovels) designed for opening-price-point levels.


FACILITIES

     The Company's headquarters and executive offices, located in Columbus, Ohio, occupy approximately 31,000 square feet in a facility owned by the Company. As of May 2, 1997, the other principal properties owned or leased by the Company for use in its business are set forth below.

                            DISTRIBUTION FACILITIES

                                                                   OWNED         SQUARE
                               LOCATION                          OR LEASED        FEET
        -------------------------------------------------------  ---------       -------
        Columbus, Ohio.........................................  Leased          179,200
        Frankfort, New York(1).................................   Owned           31,500
        La Mirada, California..................................  Leased           19,100

                            MANUFACTURING FACILITIES

                                                                   OWNED         SQUARE
                               LOCATION                          OR LEASED        FEET
        -------------------------------------------------------  ---------       -------
        Columbus, Ohio(2)......................................   Owned          160,900
        Frankfort, New York(1).................................   Owned          360,500
        Hebron, Ohio...........................................   Owned          107,200

                                    SAWMILLS

                                                                   OWNED         SQUARE
                               LOCATION                          OR LEASED        FEET
        -------------------------------------------------------  ---------       -------
        Beverly, West Virginia.................................   Owned           10,000
        Cookeville, Tennessee..................................   Owned           12,100
        Delaware, Ohio.........................................   Owned           51,100
        Frankfort, New York(1).................................   Owned           18,900
        Huntington, Indiana....................................   Owned            7,600
        Lebanon, Kentucky......................................   Owned           13,500
        Portville, New York....................................   Owned            9,000
        Shippenburg, Pennsylvania..............................   Owned           15,000

---------------
(1) The Company's 399,500 square foot Frankfort, New York facility is comprised of a distribution center, a manufacturing facility and a sawmill. The Company also maintains approximately 20,000 square feet of office space in this facility.

(2) The Company's 191,900 square foot Columbus, Ohio headquarters consists of the Company's executive offices and a manufacturing facility.

     The Company believes that its existing manufacturing facilities, distribution centers and sawmills are adequate for the current level of the Company's operations. The Company believes that its manufacturing facilities have sufficient excess capacity to accommodate a 35% to 50% increase in the current level of output. The Company believes that its current sawmill capacity is sufficient to accommodate up to a 30% increase in the current level of output.

EMPLOYEES

     As of May 2, 1997, the Company employed approximately 670 people (including seasonal employees), approximately 570 of whom were paid on an hourly basis. The Company's staffing requirements fluctuate during the year as a result of the seasonality of the lawn and garden industry, adding approximately 100 to 200 additional seasonal employees in the third quarter. The average tenure of the Company's hourly employees is in excess of 10 years. Hourly employees at the Company's Columbus, Ohio manufacturing facility and distribution center and Delaware, Ohio sawmill are represented by the International Association of Machinists (the "IAM"). Hourly employees at the Company's Frankfort, New York facilities are represented by the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers (the "IBB"). Hourly employees at the Company's Portville, New York sawmill are represented by the International Brotherhood of Teamsters (the "IBT"). Hourly employees at the Company's Hebron, Ohio injection molding facility are represented by the Glass, Molders, Pottery, Plastics & Allied Workers International Union AFL-CIO (the "AGM"). The Company's contracts with the IAM, the IBB, the IBT and the AGM expire in May 1999, June 1998, August 1997 and March 1999, respectively. No other employees of the Company are represented by unions. The Company has not been subject to a strike or work stoppage in over 20 years and believes that its relationships with its employees, the IAM, the IBB, the IBT and the AGM are good.

PATENTS AND TRADEMARKS


     The Company's success and ability to compete are dependent to a significant degree on its patents and trademarks. The Company registers its patents and trademarks in the United States Patent and Trademark Office and the patent and trademark offices of certain other countries and intends to continue to do so as new patents and trademarks are developed or acquired. The Company's trademarks include the Lady Gardener, Perfect Cut, Pro Force, Razor-Back, Union, Union Pro and Yard 'n Garden brand names. In addition, the Company holds trademarks on various configurations of its Good/Better/Best product labels and signage. In July 1992, the Company obtained the exclusive right to manufacture, distribute and market in the U.S. and Canada an extensive line of lawn and garden tools under the Scotts brand name. The Company pays certain royalties to The Scotts Company, the owner of the Scotts trademark, pursuant to a license agreement. The current term of the license agreement expires in August 1998 and, subject to certain conditions, is automatically renewed for successive three year periods.

COMPETITION

     All aspects of the lawn and garden industry, including attracting and retaining customers and pricing, are highly competitive. The Company competes for customers in this industry with large consumer product manufacturers and numerous other companies that produce specialty home and garden products, as well as with foreign manufacturers that export their products to the U.S. Many of these competitors are larger and have significantly greater financial resources than the Company.

     In the long handle tool segment of the industry, the Company competes primarily with Ames Company, Inc. ("Ames") and True Temper Hardware Company, Inc. ("True Temper"). The Company believes that it currently has the second largest market share in the long handle tools segment of the industry. The Company believes that Ames currently has the largest market share in the long handle tools segment of the industry and that True Temper currently has the third largest in this segment of the industry.

ENVIRONMENTAL MATTERS

     The Company is subject to various Federal, state, and local environmental laws, ordinances and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. The Company has made, and will continue to make, expenditures to comply with these environmental requirements and regularly reviews its procedures and policies for compliance with environmental laws. The Company also has been involved in remediation actions with respect to certain of its facilities. Amounts expended by the Company in such compliance and remediation activities have not been material to the Company. However, current conditions and future events, such as changes in existing laws and regulations, may give rise to additional compliance or remediation costs that could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material.

     At May 2, 1997 the Company had a reserve for environmental remediation of $451,000. The actual cost of remediating environmental conditions may be different than that accrued by the Company due to the difficulty in estimating such costs and due to potential changes in the status of legislation. The Company does not maintain an insurance policy for environmental matters.

LITIGATION

     The Company from time to time is involved in routine litigation incidental to the conduct of its business. Management believes that no currently pending litigation to which the Company is a party will have a material adverse effect on its financial position or results of operations.

                        DESCRIPTION OF MCGUIRE-NICHOLAS

     Founded in 1932, McGuire-Nicholas is a leader in the leather, canvas and manmade fabric tool holder and work apron market. McGuire-Nicholas designs, manufactures and markets construction aprons, nail and tool bags, tool pouches, tool holders, work and support belts and knee pads. The Company believes that the McGuire-Nicholas brand enjoys a reputation for superior design and quality, as well as high name recognition among professional and serious DIY consumers. McGuire-Nicholas sells its products through market leaders in all hardware distribution channels, including mass merchants, home centers, buying groups, distributors, industrial retailers and club stores.

     McGuire-Nicholas' merchandising and marketing strategy is focused on brand management, increased penetration of certain specified distribution channels and satisfying customer needs. McGuire-Nicholas has developed innovative new products, packaging and customer specific merchandising programs and provides retail service and support through plan-o-gram services, custom flyers and circulars. McGuire-Nicholas participates in distribution channel and customer specific advertising and promotional events, including "best buy" and "item-of-the-month" specials and special promotions using custom packaging.

     McGuire-Nicholas' manufacturing process largely is comprised of cutting, sewing and riveting. Leather or canvas is transported from an adjacent warehouse to the cutting floor, where workers cut the raw material to size and shape. After cutting, the material is sewn and riveted to form the finished product. Finished items are packaged on the premises. The principal raw materials used in McGuire-Nicholas' products consist of tanned leather, Cordura, canvas, nylon webbing for belts, rivets and other hardware. McGuire-Nicholas does not engage in leather tanning.


     McGuire-Nicholas manufactures and distributes its products worldwide out of a 72,000 square foot leased facility in Los Angeles, California. It currently is in the process of moving a portion of its manufacturing facilities to Tecate, Mexico. As of May 2, 1997, McGuire-Nicholas employed approximately 300 non-union employees.


     In December 1996 McGuire-Nicholas entered into a Loan and Credit Facility (the "Loan Facility"). The Loan Facility is comprised of (i) a $9.25 million revolving facility, (ii) a $250,000 term loan and (iii) a $500,000 non-revolving capital expenditure facility to purchase new equipment. All borrowings made under the Loan Facility bear interest at the rate of 1% over the Prime Rate (as defined in the Loan Facility). The Loan Facility is secured by, among other things, all of McGuire-Nicholas' accounts, general intangibles, securities, inventory and equipment. Neither Acorn nor UnionTools is a party to the Loan Agreement, either as principal or guarantor.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the directors of Acorn and the executive officers of the Company. Each director of Acorn will hold office until the next annual meeting of stockholders of Acorn or until his successor has been elected and qualified.


                   NAME                      AGE                    POSITION
-------------------------------------------  ----  -------------------------------------------
Gabe Mihaly................................    49  President, Chief Executive Officer and
                                                   Director of Acorn and UnionTools
James B. Farland...........................    58  Vice President -- Sales and Marketing of
                                                     UnionTools
Thomas A. Hyrb.............................    53  Vice President -- Operations of UnionTools
Stephen M. Kasprisin.......................    43  Chief Financial Officer and Vice President
                                                   of Acorn and Union Tools
J. Mitchell Dolloff........................    31  General Counsel and Vice President of Acorn
                                                     and Union Tools
Conor D. Reilly............................    45  Chairman of the Board and Director of Acorn
                                                     and UnionTools
William W. Abbott..........................    65  Director of Acorn
Matthew S. Barrett.........................    37  Director of Acorn
Stephen A. Kaplan..........................    38  Director of Acorn
John I. Leahy..............................    66  Director of Acorn



     Gabe Mihaly became President and Chief Executive Officer of UnionTools in May 1991 and President, Chief Executive Officer and a director of Acorn in August 1996. From October 1986 to May 1991, Mr. Mihaly was a partner at Ernst & Young, where he provided consulting services to senior executives in the areas of strategy, cost and operations management, performance and competitive analysis and turnaround management.



     James B. Farland became Vice President Sales and Marketing of UnionTools in March 1992. From October 1990 to March 1992, Mr. Farland was Vice President National Accounts of Poulan/Weedeater. From March 1988 to October 1990, Mr. Farland was Vice President Sales and Marketing of Allegratti Co. until its acquisition by Poulan/Weedeater.



     Thomas A. Hyrb became Vice President Operations of UnionTools in August 1991. From September 1982 to July 1991, Mr. Hyrb was Director of Quality Assurance and Plant Manager of True Temper. From May 1966 to August 1982, Mr. Hyrb held various manufacturing and engineering management positions with Clarke (a division of McGraw Edison), Roper Corporation and Allis Chalmers.



     Stephen M. Kasprisin became Chief Financial Officer and Vice President of Acorn in February 1989 and Chief Financial Officer and Vice President of UnionTools in January 1994. From January 1981 to February 1989, Mr. Kasprisin held various financial positions with certain private enterprises. From June 1976 to January 1981 Mr. Kasprisin was employed by Coopers & Lybrand, certified public accountants.



     J. Mitchell Dolloff became General Counsel and Vice President of Acorn and Union Tools in June 1997. From October 1991 to June 1997, Mr. Dolloff was an associate at Gibson, Dunn & Crutcher LLP.



     Conor D. Reilly became Chairman and a director of Acorn and UnionTools in August 1996. Mr. Reilly has been a partner at Gibson, Dunn & Crutcher LLP since January 1988. Mr. Reilly served as Vice Chairman of Memorex-Telex N.V. in 1992 and 1993 and has been a director of John Deere Insurance Group, Inc. since August 1992.



     William W. Abbott became a director of Acorn in January 1997. Mr. Abbott currently is self-employed as a business consultant. From August 1989 to January 1995, Mr. Abbott served as Senior Advisor to the United Nations Development Programme. In 1989, Mr. Abbott retired from 35 years of service at Procter & Gamble, as a Senior Vice President in charge of worldwide sales and other operations. From April 1982 to April 1994 Mr. Abbot served as a member of the Board of Directors of Armstrong World Industries. He currently serves as a member of the Board of Directors of Horace Mann Educators Corporation, Fifth Third Bank of Naples,

Florida, a member of the Advisory Board of Deloitte & Touche LLP, a member of the Advisory Board of Manco, a member of the Board of Overseers of the Duke Cancer Center and an Executive in Residence of Appalachian State University.

     Matthew S. Barrett became a director of the Company in December 1993. Mr. Barrett is a managing director of Oaktree. Prior to joining Oaktree, from 1991 to April 1995, Mr. Barrett was Senior Vice President of TCW Asset Management Company.

     Stephen A. Kaplan became a director of Acorn in December 1993. Mr. Kaplan is a principal of Oaktree, where he runs the Principal Activities Group. Prior to joining Oaktree, from November 1993 to April 1995, Mr. Kaplan was a managing director of Trust Company of the West and was portfolio manager of The Principal Fund. From January 1991 to October 1993, Mr. Kaplan was a partner at Gibson, Dunn & Crutcher LLP. Mr. Kaplan currently serves as a member of the Board of Directors of Chief Auto Parts, Inc., Stratagene Holding Corporation, Decorative Home Accents, Inc. and KinderCare Learning Centers, Inc.

     John I. Leahy became a director of the Company in August 1994. Mr. Leahy has been the President of Management & Marketing Associates, a management consulting firm owned by Mr. Leahy, since 1987. In 1987, Mr. Leahy retired after 34 years of service at the Black & Decker Corporation, where he was President and Group Executive, Western Hemisphere. Mr. Leahy currently serves as a director of Allied Capital Corporation II, Motorvac Technologies, Inc. and several privately held companies. Mr. Leahy is a Trustee of Loyola College of Maryland and St. Mary's University.

COMMITTEES OF THE BOARD OF DIRECTORS

     In March 1997 Acorn created a Management Development and Compensation Committee (the "Compensation Committee") and an Audit Committee (the "Audit Committee"). Messrs. Abbott (Chairman), Kaplan and Reilly were appointed to the Compensation Committee and Messrs. Leahy (Chairman) and Barrett were appointed to the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to March 1997, Acorn did not have a compensation committee. The full Board of Directors of Acorn participated in deliberations concerning compensation of executive officers of the Company during fiscal 1996. None of the executive officers of Acorn served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the compensation committee of Acorn.

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no compensation for serving as directors. Non-employee directors receive annual compensation of $30,000, plus reimbursement of reasonable out-of-pocket expenses. Non-employee directors can elect to have all of their annual compensation paid in shares of Common Stock pursuant to the Director Stock Plan or one-half paid in cash and one-half paid in shares of Common Stock pursuant to the Director Stock Plan.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning the annual and long-term compensation earned by Acorn's chief executive officer and each of the four other most highly compensated executive officers of the Company whose annual salary and bonus during fiscal 1996 exceeded $100,000 (the "Named Officers"). Mr. Mihaly's cash compensation was paid by Acorn. All other compensation was paid by UnionTools.

                                                             ANNUAL COMPENSATION
                                                             --------------------
                                                  FISCAL                  ANNUAL         ALL OTHER
          NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS      COMPENSATION(1)
------------------------------------------------  ------     --------     -------     ---------------
Gabe Mihaly(2)..................................   1996      $286,461     $14,000        $  22,706
  President and Chief Executive Officer of Acorn
  and UnionTools
James B. Farland................................   1996       181,482      49,450           19,360
  Vice President Sales and Marketing of
  UnionTools
Thomas A. Hyrb..................................   1996       151,335      46,500           60,383
  Vice President Operations of UnionTools
Stephen M. Kasprisin............................   1996       154,530      46,359           21,999
  Chief Financial Officer and Vice President of
  Acorn and UnionTools
Joseph J. Duffy(2)..............................   1996       393,166          --          607,861
  President and Chief Executive Officer of Acorn

---------------
(1) Amounts shown include $4,500 of matching benefits paid under the Company's defined contribution 401(k) plan and other miscellaneous cash benefits, but do not include retirement benefits under the Company's Salaried Employee Pension Plan or Supplemental Pension Plan. See "-- Pension Plans". Amounts shown for Messrs. Mihaly, Farland, Hyrb, Kasprisin and Duffy include $9,720, $9,890, $8,631, $10,112 and $12,067, respectively, paid by the Company for car allowances. The amounts shown for Messrs. Mihaly and Duffy include $2,553 and $4,200, respectively, paid by the Company with respect to supplementary life insurance for the benefit of Messrs. Mihaly and Duffy. The amount shown for Mr. Duffy also includes $6,850 paid by the Company with respect to disability income insurance for the benefit of Mr. Duffy, as well as $574,942 payable in connection with Mr. Duffy's resignation from the Company. See note 2 below and "Certain Transactions". The amount shown for Mr. Hyrb includes $43,454 paid by the Company with respect to relocation expenses.

(2) Mr. Duffy was Chairman of the Board, President and Chief Executive Officer of Acorn until August 1, 1996. Mr. Mihaly became President and Chief Executive Officer, and Mr. Reilly became Chairman of the Board of Acorn, immediately thereafter.

     The following table contains certain information regarding options to purchase Common Stock held as of August 2, 1996 by each of the Named Officers. None of such Named Officers exercised any options during fiscal 1996.

                                                 NUMBER OF SECURITIES                    VALUE OF
                                                UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                                              OPTIONS AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Gabe Mihaly................................     17,352           13,014(2)      $ 139,973            $0(2)
James B. Farland...........................         --               --                --           --
Thomas A. Hyrb.............................         --               --                --           --
Stephen M. Kasprisin.......................         --               --                --           --
Joseph J. Duffy............................     15,906                0         $ 192,452           --

---------------
(1) Calculated on the basis of $12.10 per share, the fair market value of the Common Stock at August 2, 1996, as determined by the Board of Directors, less the exercise price payable for such shares.

(2) Upon consummation of the Offering, options exercisable for 5,784 of such shares vest at an exercise price of $0 per share and options exercisable for 7,230 of such shares expire.

PENSION PLANS

     UnionTools maintains five noncontributory defined benefit pension plans covering substantially all of the hourly employees of the Company. UnionTools also maintains a noncontributory defined benefit pension plan covering salaried, administrative and supervisory employees of the Company (the "Salaried Employee Pension Plan") and a supplemental noncontributory defined benefit pension plan covering certain senior executive officers of the Company (the "Supplemental Pension Plan").

     The following table sets forth the estimated annual benefits payable upon retirement under the Salaried Employee Pension Plan based on retirement at age 65 and fiscal 1996 covered compensation.

                                                            YEARS OF SERVICE
                                       -----------------------------------------------------------
           REMUNERATION(1)               15           20           25           30           35
-------------------------------------  -------      -------      -------      -------      -------
$125,000.............................  $42,187      $56,250      $70,313      $70,313      $70,313
 150,000 and above...................   50,625       67,000       84,375       84,375       84,375

---------------
(1) Based on final earnings.


     For each Named Officer, the Salaried Employee Pension Plan covers total compensation as listed in the summary compensation table, but limited to $150,000 as required by the Employee Retirement Income Security Act of 1974. Messrs. Mihaly, Farland, Hyrb and Kasprisin have credited service of approximately 6, 5, 5 and 8 years, respectively, under the Salaried Employee Pension Plan. Mr. Duffy was deemed to have credited service of approximately 8 years under the Salaried Employee Pension Plan at the time of termination of his employment with Acorn. Benefits under the Salaried Employee Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Salaried Employee Pension Plan for credited years of service prior to 1993 were determined pursuant to a formula that yielded slightly lower benefits. Accordingly, actual benefits for each of the Named Officers are slightly lower than the amounts indicated in the foregoing table. The Company's policy is to fund the maximum amount deductible for federal income tax purposes. Benefits under the Salaried Employee Pension Plan are not subject to any offset.


     The following table sets forth the estimated annual benefits payable upon retirement under the Supplemental Pension Plan based on retirement at age 65 and fiscal 1996 covered compensation.

                                                            YEARS OF SERVICE
                                       -----------------------------------------------------------
           REMUNERATION(1)               15           20           25           30           35
-------------------------------------  -------     --------     --------     --------     --------
$175,000.............................  $ 8,437     $ 11,250     $ 14,063     $ 14,063     $ 14,063
 200,000.............................   16,875       22,500       28,125       28,125       28,125
 225,000.............................   25,313       33,750       42,188       42,188       42,188
 250,000.............................   33,750       45,000       56,250       56,250       56,250
 300,000.............................   50,625       67,500       84,375       84,375       84,375
 400,000.............................   84,375      112,500      140,625      140,625      140,625

---------------
(1) Based on final earnings.


     For Messrs. Mihaly and Duffy, the Supplemental Pension Plan covers compensation as listed in the summary compensation table above $150,000. Mr. Mihaly has credited service of approximately 6 years under the Supplemental Pension Plan. Mr. Duffy was deemed to have credited service of approximately 8 years under the Supplemental Pension Plan at the time of termination of his employment with Acorn. Benefits under the Supplemental Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings (as described above) multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Supplemental Pension Plan are not subject to any offset.

AGREEMENTS WITH KEY EMPLOYEES

     In May 1997 the Company entered into an employment agreement with Mr. Mihaly which provides for his employment as the President of Acorn and the President and Chief Executive Officer of UnionTools. The agreement has a five year term and automatically is extended for successive one-year periods thereafter unless notice is given at least 90 days, if by Mr. Mihaly, or one year, if by the Company, prior to expiration of the then-current term. Mr. Mihaly's employment agreement provides for a base salary of $296,181 per year, a bonus of $260,000 if Mr. Mihaly is employed by the Company on January 5, 1998, an annual cash bonus in an amount to be determined by the Board of Directors of Acorn and certain additional benefits, including participation in pension, health and other employee benefits plans of the Company. Mr. Mihaly's employment agreement provides that if the term of the agreement is not extended by the Company, the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to his then-current base salary. Mr. Mihaly's employment agreement also provides that if Mr. Mihaly's employment is terminated by the Company without cause (as defined in the agreement) or if Mr. Mihaly resigns due to a material diminution in his responsibilities or a material breach by the Company of its obligations under the agreement (collectively, "Termination"), the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to the full cash compensation due through the remaining term of the agreement (the "Remaining Salary"). In addition, Mr. Mihaly will be treated for purposes of pension and related plans as having been employed by the Company through the end of the then-current term of the agreement. If such Termination occurs within two years following a change in control of the Company (as defined in the agreement), the Company also is required to pay to Mr. Mihaly an amount equal to the difference between (i) three times the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to Mr. Mihaly during any one of the three taxable years preceding the date of the Termination and (ii) the Remaining Salary.


     In May 1997 the Company also entered into agreements with each of Messrs. Farland, Hyrb and Kasprisin which provide that following the Termination of such officers' employment with the Company, the Company will pay to such employee an amount equal to the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to such employee during any one of the three taxable years preceding the date of his Termination. If such Termination occurs within two years following a change in control of the Company (as defined in such agreement), the Company also is required to pay to such employee an amount equal to two times the amount described in the preceding sentence. In June 1997 the Company entered into an agreement with Mr. Dolloff on the same terms.


1997 STOCK INCENTIVE PLAN


     In April 1997 Acorn adopted the Incentive Plan for members of senior management and certain other officers and employees of the Company. The purpose of the Incentive Plan is to provide incentives to employees of the Company by granting awards tied to the performance of the Common Stock. The Incentive Plan is administered by the Compensation Committee, which has broad authority in administering the Incentive Plan. Awards to employees may take the form of options, stock appreciation rights or sales or grants of restricted stock. Options granted under the Incentive Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted to an employee under the Incentive Plan may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of certain specified events. All awards granted under the Incentive Plan immediately vest upon the occurrence of a change in control of the Company, as defined in the Incentive Plan. Acorn has reserved an aggregate of 730,000 shares of Common Stock for issuance under the Incentive Plan.

     There are no awards currently outstanding under the Incentive Plan. Acorn has approved the grant of options to the following executive officers and directors under the Incentive Plan contingent upon the consummation of the
Offering:


                                                                    NUMBER OF SHARES
                                    NAME                           SUBJECT TO OPTIONS
            -----------------------------------------------------  ------------------
            Gabe Mihaly..........................................         81,300
            James B. Farland.....................................         40,600
            Thomas A. Hyrb.......................................         40,600
            Stephen M. Kasprisin.................................         40,600
            J. Mitchell Dolloff..................................         32,500
            Conor D. Reilly......................................         32,500



Acorn also has approved the grant of options to purchase an aggregate of 60,400 shares of Common Stock to other key employees of the Company. The exercise price for each such option will equal the initial public offering price per share in the Offering. Upon consummation of the Offering, 25% of each officer's options vest, with an additional 25% vesting annually over the next three years.


DIRECTOR STOCK PLAN


     In April 1997 Acorn adopted the Director Stock Plan. The purpose of the Director Stock Plan is to increase the proprietary interest in Acorn of non-employee members of the Board of Directors by providing for payment of all or one half of their fees in the form of common stock units, thereby increasing their incentive to contribute to the success of the Company. The Director Stock Plan is administered by an Administrative Committee comprised of the Chief Financial Officer and Secretary of Acorn. The Director Stock Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Only non-employee directors are eligible to participate in the Director Stock Plan. The number of shares of Common Stock reserved for issuance pursuant to the Director Stock Plan is 73,000.


     In lieu of cash, non-employee directors can elect to receive all or one-half of their fees in the form of common stock units. The number of common stock units issued is determined by dividing (i) an amount equal to the dollar amount of the fees to be received in the form of common stock units by (ii) the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on the last business day preceding the date of payment. Any cash or stock dividends payable on shares of Common Stock accrue for the benefit of the directors in the form of additional common stock units. Common stock units are distributed to non-employee directors in the form of Common Stock following the director's resignation from the Board of Directors. Each non-employee director may elect to receive the Common Stock distributed pursuant to common stock units either (a) immediately following his or her resignation from the Board of Directors or (b) in annual installments over a period of time following such resignation. In addition, common stock units are distributed to directors in the form of Common Stock following the death of the director or a change in control of Acorn, as defined in the Director Stock Plan.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June 1, 1997, by (i) each person who is known by Acorn to own beneficially more than 5% of the outstanding shares of the Common Stock; (ii) each director and executive officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.



                                                                 BENEFICIAL OWNERSHIP(1)
                                                     -----------------------------------------------
                                                                                AFTER THE OFFERING
                                                     PRIOR TO THE OFFERING      AND THE EXCHANGE(2)
                                                     ---------------------     ---------------------
                                                     NUMBER OF                 NUMBER OF
            NAME OF BENEFICIAL OWNER(3)               SHARES       PERCENT      SHARES       PERCENT
---------------------------------------------------  ---------     -------     ---------     -------
The TCW Group, Inc.(4).............................  1,446,000       96.5%     3,120,116       48.6%
Oaktree Capital Management, LLC(5).................         --         --        812,500       12.7
OCM Principal Opportunities Fund, L.P..............         --         --        812,500       12.7
Joseph J. Duffy(6).................................     33,258        2.2         33,258          *
Gabe Mihaly(7).....................................     37,596        2.5         63,705        1.0
James B. Farland...................................         --         --         10,150(8)       *
Thomas A. Hyrb.....................................         --         --         10,150(9)       *
Stephen M. Kasprisin...............................         --         --         10,150(10)      *
J. Mitchell Dolloff................................         --         --          8,125(11)      *
Conor D. Reilly....................................         --         --          8,125(12)      *
William W. Abbott..................................         --         --             --         --
Matthew S. Barrett(13).............................         --         --        812,500       12.7
Stephen A. Kaplan(14)..............................         --         --        812,500       12.7
John I. Leahy......................................     14,460          *         14,460          *
All directors and executive officers as group (10
  people)(15)......................................     52,056        3.4        937,365       14.4


---------------
  *  Less than 1%

 (1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

 (2) Assumes the issuance of an aggregate of 1,674,116 shares of Common Stock pursuant to the Exchange (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to Exchange, each as of May 2, 1997). Other than with respect to Oaktree and the Oaktree Fund, does not include any shares purchased in the Offering.

 (3) The address of the TCW Group is 865 South Figueroa Street, Los Angeles, California 90017. The address of Oaktree, the Oaktree Fund, Mr. Barrett and Mr. Kaplan is 550 South Hope Street, 22nd Floor, Los Angeles, California 90071. The address of Mr. Duffy is 1077 Old County Road, Severna Park, Maryland 21146. The address for Messrs. Mihaly, Farland, Hyrb, Kasprisin and Reilly is c/o Acorn Products, Inc., 500 Dublin Avenue, Columbus, Ohio 43216. The address of Mr. Abbott is 6923 Greentree Drive, Naples, Florida 33963. The address of Mr. Leahy is c/o Management & Marketing Associates, 30 East Padonia Road, Timonium, Maryland 21093.

 (4) All such shares of Common Stock are owned by the TCW Funds prior to the Offering as follows: (i) TCW Special Credit Fund III (299,322 shares); (ii) TCW Special Credits Fund IIIb (287,754 shares); (iii) TCW Special Credits Plus Fund (104,112 shares); (iv) TCW Special Credits Trust IIIb (205,332 shares); (v) TCW Special Credits Fund IV (93,990 shares); (vi) TCW Special Credits Trust (144,600 shares); (vii) TCW Special Credits, as investment manager of Weyerhaeuser Company Pension Trust (104,112 shares); (viii) TCW Special Credits Trust IV (82,422 shares); (ix) TCW Special Credits Trust IVA (31,812 shares); (x) TCW Special Credits, as investment manager of Delaware State Employees' Retirement Fund (72,300 shares) and (xi) TCW Special Credits, as investment manager of The Common Fund for Bond Investments (20,244 shares). The approximately 1,674,116 shares of Common Stock to be issued pursuant to the Exchange as described in note 2 above will be owned by the TCW Funds as follows: (i) TCW Special Credit Fund III (351,868 shares); (ii) TCW Special Credits Fund IIIb (330,019 shares);
     (iii) TCW Special Credits Plus Fund (120,673 shares); (iv) TCW Special Credits Trust IIIb (235,911 shares); (v) TCW Special Credits

     Fund IV (109,395 shares); (vi) TCW Special Credits Trust (166,888 shares);
     (vii) TCW Special Credits, as investment manager of Weyerhauser Company Pension Trust (120,647 shares); (viii) TCW Special Credits Trust IV (96,989 shares); (ix) TCW Special Credits Trust IVA (36,089 shares); (x) TCW Special Credits, as investment manager of Delaware State Employees' Retirement Fund (81,954 shares); (xi) TCW Special Credits, as investment manager of The Common Fund for Bond Investments (23,683 shares). TCW Asset Management Company, a wholly-owned subsidiary of the TCW Group, is the managing general partner of TCW Special Credits. TCW Special Credits is the general partner of, or the investment advisor to, each of the TCW Funds. Certain principals of Oaktree are individual general partners of TCW Special Credits (the "Individual Partners"). The Individual Partners, in their capacity as general partners of TCW Special Credits, have been designated to manage the TCW Funds. Although Oaktree provides consulting, research and other management support services to the Individual Partners, Oaktree does not have any voting or dispositive power with respect to the TCW Funds.

 (5) All of such shares of Common Stock are owned by the Oaktree Fund.

 (6) Includes 15,906 shares of Common Stock issuable pursuant to options.

 (7) Includes 17,352 shares of Common Stock issuable pursuant to options currently held by Mr. Mihaly. After the Offering and the Exchange also includes 5,784 shares of Common Stock issuable pursuant to options vesting upon consummation of the Offering and 20,325 shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

 (8) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

 (9) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

(10) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.


(11) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.



(12) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.



(13) Reflects shares of Common Stock owned by the Oaktree Fund and also shown as beneficially owned by Oaktree. To the extent that Mr. Barrett, as a managing director of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Barrett disclaims beneficial ownership of such shares of Common Stock.



(14) Reflects shares of Common Stock owned by the Oaktree Fund and also shown as beneficially owned by Oaktree. To the extent that Mr. Kaplan, as a principal of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of
     Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Kaplan disclaims beneficial ownership of such shares of Common Stock.



(15) See notes (7) through (14) above.

                              CERTAIN TRANSACTIONS

     In December 1993 and May 1994 Acorn issued the Subordinated Notes in the aggregate principal amount of approximately $31.4 million to the TCW Funds. The Subordinated Notes mature in July 2003 and bear interest at a rate of 13% per year. In August 1996 Acorn issued 100 shares of Series A Preferred Stock with an aggregate stated value of approximately $8.6 million to the TCW Funds as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. As of May 2, 1997, the aggregate principal amount of the Subordinated Notes and accrued interest thereon was approximately $34.4 million and the aggregate liquidation value of the Series A Preferred Stock was approximately $9.4 million.

     The Company intends to use approximately $20.4 million of the estimated net proceeds of $40.8 million from the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon and to repay a portion of the indebtedness outstanding under the Subordinated Notes and accrued interest thereon. Pursuant to the Exchange, concurrent with the consummation of the Offering the TCW Funds will exchange remainder of the Subordinated Notes for a number of shares of Common Stock equal to the remaining aggregate principal amount of the Subordinated Notes (approximately $23.4 million giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom as of May 2, 1997) divided by the per share Price to Public set forth on the cover page of this Prospectus. As of May 2, 1997 and giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom, the TCW Funds would receive an aggregate of 1,674,116 shares of Common Stock pursuant to the Exchange. See "Risk Factors -- Control by Principal Stockholders" and "Use of Proceeds".

     In December 1996 Acorn issued a subordinated promissory note to the TCW Funds in the aggregate principal amount of $6 million and bearing interest at a rate of 13% per year as bridge financing. In December 1996 Acorn paid $6.3 million to the TCW Funds in prepayment of the subordinated promissory note, accrued interest thereon and a $180,000 facility fee.


     Conor D. Reilly, Chairman of the Board of Acorn and a director of Acorn and UnionTools, is a partner in the law firm of Gibson, Dunn & Crutcher LLP. J. Mitchell Dolloff was an associate at Gibson, Dunn & Crutcher LLP prior to becoming General Counsel and a Vice President of Acorn and UnionTools on June 24, 1997. The Company paid fees of approximately $774,280 and $1,136,660 to Gibson, Dunn & Crutcher LLP in fiscal 1996 and the nine months ended May 2, 1997, respectively.


     In fiscal 1996 John I. Leahy, a director of Acorn, received fees in the aggregate amount of $15,500 for consulting services rendered to the Company.

     In connection with Joseph J. Duffy's resignation as the Chairman of the Board, President and Chief Executive Officer of Acorn on August 1, 1996, upon consummation of the Offering Mr. Duffy will receive accelerated payments (aggregating $236,312 as of May 2, 1997) for certain consulting services rendered to the Company. Mr. Duffy also is entitled to certain pension benefits. See "Management -- Executive Compensation -- Pension Plans".

     From time to time, the Company extends loans to certain officers and directors in connection with the purchase of Common Stock. In January 1994, Mr. Mihaly, the President, Chief Executive Officer and a director of Acorn and UnionTools, received a loan from UnionTools in the aggregate principal amount of $245,000. The loan matures in January 1998, bears interest at an annual rate of 5.34% and is secured by a pledge of Common Stock. The principal of, and accrued interest on, the loan becomes due upon the occurrence of certain events, including voluntary termination of Mr. Mihaly's employment with the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Acorn's authorized capital stock consists of 20 million shares of Common Stock, $.001 par value per share, of which 1,498,056 shares are issued and outstanding and 1,000 shares of Preferred Stock, par value $.001 per share, of which 100 shares of Series A Preferred Stock are issued and outstanding. A portion of the net proceeds from the Offering will be used to redeem the Series A Preferred Stock and pay accumulated dividends thereon. See "Certain Transactions". The material terms of Acorn's Amended and Restated Certificate of Incorporation (the "Charter") and bylaws are discussed below.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of Acorn out of funds legally available therefor. Acorn does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy". In the event of the liquidation, dissolution or winding up of Acorn, the holders of Common Stock will be entitled to share ratably in all of the assets of Acorn, if any, remaining after satisfaction of the debts and liabilities of Acorn. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Under the Charter, the Board of Directors is authorized, subject to certain limitations prescribed by law, to issue the preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any such class or series. In addition, the Board of Directors may fix the number of shares constituting any such class or series, and increase or decrease the number of shares of any such class or series, but not below the number of outstanding shares of any such class or series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Acorn. Acorn has no current plans to issue additional shares of preferred stock. See "Risk Factors -- Effect of Certain Charter, Change of Control and Statutory Provisions".

CERTAIN PROVISIONS OF DELAWARE LAW

     Acorn is incorporated under the DGCL. Acorn is subject to Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). See "Risk Factors -- Effect of Certain Charter, Change of Control and Statutory Provisions".

     Acorn's Charter contains certain provisions permitted under the DGCL relating to the liability of directors. The Charter provides that, to the fullest extent permitted by the DGCL, no director of Acorn will be personally liable to Acorn or its stockholders for monetary damages for breach of fiduciary duty as a director. The Charter and Bylaws of Acorn also contain provisions indemnifying the directors, officers and employees of Acorn or individuals serving at the request of Acorn as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL.

     Section 203 and certain provisions of Acorn's Charter and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, Acorn. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors of Acorn. In addition, the limited liability provisions in the Charter and the indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited Acorn and its stockholders. Furthermore, a stockholder's investment in Acorn may be adversely affected to the extent Acorn pays the costs of settlement and damage awards against directors and officers of Acorn pursuant to the indemnification provisions in Acorn's Bylaws. The limited liability provisions in the Charter will not limit the liability of directors under federal securities laws.

SHARES RESERVED FOR ISSUANCE


     Acorn has 39,042 shares of Common Stock reserved for issuance upon the exercise of outstanding options. In addition, Acorn has 730,000 shares of Common Stock reserved for issuance pursuant to awards available for grant under the Incentive Plan a 73,000 shares of Common Stock reserved for issuance pursuant to common stock units generated pursuant to the Director Stock Plan. Acorn has approved the grant of options to purchase 328,500 shares of Common Stock contingent upon consummation of the Offering. Upon consummation of the Offering, options for the purchase of 121,167 shares of Common Stock will be fully vested.


TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

LISTING


     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ACRN," subject to official notice of issuance.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     UnionTools entered into the Credit Facility with Heller Financial, Inc., as agent for the lenders party thereto (the "Lenders"), in December 1996 and amended and restated the Credit Facility in May 1997, contingent upon the consummation of the Offering. Acorn guarantees the obligations of UnionTools under the Credit Facility. Upon consummation of the Offering, the Credit Facility will provide for a $30 million revolving credit facility (the "Revolving Facility") and a $35 million acquisition facility (the "Acquisition Line"). Prior to the consummation of the Offering, the Credit Facility contained a $20 million term loan (the "Term Loan"). The Company intends to use approximately $20.4 million of the net proceeds from the Offering to repay the Term Loan and accrued interest thereon.

     The Revolving Facility is available until June 2003. The Revolving Facility is subject to a maximum revolving loan balance equal to 85% of eligible accounts receivable (as defined in the Credit Facility) plus 60% of eligible inventory (as defined in the Credit Facility). There is a $3 million limit on the issuance of letters of credit or other risk participation agreements under the terms of the Credit Facility.


     The Acquisition Line is available until June 2000 and is limited to $15 million per year and $7.5 million per acquisition without the prior approval of the Lenders. Potential targets must be in a line of business similar to that of UnionTools and have a positive pro forma EBIDAT (as defined in the Credit Facility) for the previous twelve months. The Acquisition Facility will convert into a three year term loan in June 2000, with 10.4% of the balance due in 2000 and 25% of the balance due in each of 2001 and 2002 and the remainder due in 2003.


     Interest on all amounts outstanding under the Credit Facility are payable quarterly in arrears at either the Base Rate (as defined in the Credit Facility) plus a margin ranging from 0.25% to 0.75% or, at UnionTools' option, the LIBOR Rate (as defined in the Credit Facility) plus a margin ranging from 2.25% to 2.75%. The applicable margin is determined based on the Adjusted Total Indebtedness to Operating Cash Flow Ratio (as defined in the Credit Facility). The Credit Facility is secured by a first priority, senior security interest in and lien upon substantially all of UnionTools' real and personal property and is guaranteed by Acorn. The Acorn guarantee is secured by a pledge of all of the capital stock of UnionTools.

     Under the terms of the Credit Facility, UnionTools is required to make certain mandatory prepayments in an amount equal to (i) 50% of UnionTools' Excess Cash Flow (as defined in the Credit Facility) commencing in fiscal 1998,
(ii) the net proceeds from the disposition of assets, including the proceeds from the sale of stock of any of UnionTools' subsidiaries and (iii) the net proceeds from the sale of equity securities of Acorn, UnionTools or any subsidiary of UnionTools (other than in connection with the Offering). UnionTools may elect to prepay all or a portion of the Credit Facility at any time.

     The Credit Facility contains certain covenants, which, among other things, require UnionTools to maintain specified financial ratios and satisfy certain tests including minimum interest coverage ratios and places limits on future capital expenditures by UnionTools. The Credit Facility also includes negative covenants affecting UnionTools including limitations on indebtedness, liens, guarantees, obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments in respect of capital stock, capital expenditures, investments, loans and advances, optional payments and modifications and other debt instruments, transactions with affiliates, changes in fiscal year, negative pledge clauses and changes in line of business. The Credit Facility also places certain restrictions on Acorn, including limitations on indebtedness and guarantees.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering and the Exchange, approximately 6,422,172 shares of Common Stock will be outstanding (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to the Exchange, each as of May 2, 1997). The 3,250,000 shares of Common Stock sold in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 3,172,172 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.


     The TCW Funds, the executive officers and directors of the Company (who in the aggregate hold approximately 98.8% of the Common Stock outstanding prior to the Offering), and the Oaktree Fund have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, that it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, such as the TCW Funds, is entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Acorn intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 730,000 shares of Common Stock reserved for issuance under the Incentive Plan. Acorn also intends to file a registration statement on Form S-8 under the Securities Act to register the sale of the 73,000 shares of Common Stock reserved for issuance under the Director Stock Plan. As a result, any shares of Common Stock issued pursuant to awards granted under such plans will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Management -- 1997 Stock Incentive Plan" and "Management -- Director Stock Plan".

     The TCW Funds and the Oaktree Fund have, subject to certain conditions and restrictions, the right to include the shares of Common Stock owned by them in registered public offerings of Common Stock (or securities exchangeable for or convertible into Common Stock) undertaken by Acorn for its own account, as well as to require Acorn to register the sale of such shares, subject to certain conditions, upon demand. The TCW Group has informed the Company that the TCW Funds currently are in their respective liquidation periods, requiring such funds to liquidate their investments in an orderly manner. Pursuant to their organizational documents, the TCW Funds terminate over the period from November 2001 to June 2003. As a result, it is likely that some or all of the shares of Common Stock held by the TCW Funds either will be sold prior to such time (whether as a block, pursuant to a registered public offering or otherwise) or distributed to investors in the TCW Funds. Upon any such distribution to investors in the TCW Funds, all such shares, except those acquired by affiliates of the Company, will be immediately eligible for resale under Rule 144(k).

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity or equity linked securities. See "Underwriting".

                                  UNDERWRITING

     The Underwriters named below have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the respective number of shares of Common Stock set forth opposite their names below:

    UNDERWRITER                                                            NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    A.G. Edwards & Sons, Inc. ...........................................
    Morgan Keegan & Company, Inc. .......................................

                                                                               ---------
              Total......................................................      3,250,000
                                                                               =========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock if any shares of Common Stock are purchased.

     Acorn has been advised by A.G. Edwards & Sons, Inc. and Morgan Keegan & Company, Inc., the Representatives of the severally Underwriters (the "Representatives"), that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share, and that the Underwriters and such dealers may reallow a
discount of not in excess of $     per share to other dealers. The public
offering price and the concession and discount to dealers may be changed by the Representatives after the Offering.

     In the Underwriting Agreement, Acorn has granted the Underwriters an option, expiring at the close of business on the 30th day subsequent to the date of the Underwriting Agreement, to purchase up to 487,500 additional shares of Common Stock at the offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, in connection with the sale of the Common Stock. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased by it given in the table above bears to 3,250,000 and Acorn will be obligated, pursuant to the option, to sell such shares to the Underwriters.

     At the request of Acorn, up to 812,500 shares of Common Stock in the Offering have been reserved for sale to the Oaktree Fund at the Price to Public set forth on the cover page of this Prospectus, and up to 66,500 shares of Common Stock in the Offering have been reserved for sale to certain officers and directors of the Company at the Price to Public less the Underwriting Discount set forth on the cover page of this Prospectus. The number of shares of Common Stock available for sale in the Offering will be reduced to the extent such persons purchase such shares. Purchases will be prohibited to the extent that they are requested in lots of less than 100 shares. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares available through the Offering.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price set forth on the cover page of this Prospectus has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the information set forth in this Prospectus and otherwise available to the Representatives, the history and prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the recent market prices and the demand for publicly traded common stock of comparable companies.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make.

     The TCW Funds, the executive officers and directors of the Company (who in the aggregate hold approximately 98.8% of the Common Stock outstanding prior to the Offering), and the Oaktree Fund have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, that it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering without the prior written consent of the Representatives. See "Shares Eligible for Future Sale". The Representatives have informed the Company that they have no current intention of consenting to the disposition by the TCW Funds, the executive officers and directors of the Company, the Oaktree Fund or the Company of shares of Common Stock, or any securities convertible into or exercisable for Common Stock, prior to the expiration of the 180-day period described above.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     In connection with the Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters also may cover all or a portion of such short position by exercising the Underwriters' over-allotment option to purchase up to 487,500 additional shares of Common Stock. In addition, A.G. Edwards & Sons, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for Acorn by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Conor D. Reilly, a partner of Gibson, Dunn & Crutcher LLP, is Chairman and a director of Acorn and UnionTools. J. Mitchell Dolloff was an associate at Gibson, Dunn & Crutcher LLP prior to becoming General Counsel and a Vice President of Acorn and UnionTools on June 24, 1997. See "Certain Transactions" and "Principal Stockholders".


                                    EXPERTS

     The consolidated balance sheets of the Company as of July 28, 1995 and August 2, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the four months ended December 2, 1993, the eight months ended July 29, 1994, fiscal 1995 and fiscal 1996, included in this Prospectus have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Acorn has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and through the SEC's internet site at http://www.sec.gov. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

     Acorn intends to furnish its stockholders with annual reports containing audited consolidated financial statements certified by its independent auditors and quarterly reports for each of the first three fiscal quarters of each fiscal year containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
  Acorn Products, Inc.

     We have audited the accompanying consolidated balance sheets of Acorn Products, Inc. (formerly Vision Hardware Group, Inc.) and Subsidiaries (Successor Company) as of July 28, 1995 and August 2, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years then ended and for the period from December 3, 1993 through July 29, 1994 (Successor Company period), and consolidated statements of operations, stockholders' equity and cash flows of Better Vision Hardware Group, Inc. (Predecessor Company) for the period from August 1, 1993 through December 2, 1993 (Predecessor Company period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned Successor Company consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acorn Products, Inc. and Subsidiaries at July 28, 1995 and August 2, 1996, and the consolidated results of their operations and their cash flows for the Successor Company period in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor Company consolidated financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor Company period, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective December 3, 1993, all of the outstanding stock of the Predecessor Company was acquired in a business combination accounted for as a purchase. As a result of this acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

     As discussed in Note 8 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1996.
                                          Ernst & Young LLP

Columbus, Ohio
October 4, 1996,
except for Notes 3, 4, 11 and 13
as to which the date is
June 2, 1997

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)



                                                       JULY 28,    AUGUST 2,      MAY 2,        PRO FORMA
                                                         1995        1996          1997        MAY 2, 1997
                                                       --------    ---------    -----------    -----------
                                                                                (UNAUDITED)    (UNAUDITED)
                                                                                                (NOTE 14)
ASSETS
Current assets:
  Cash...............................................  $  2,109     $   502      $      --      $      --
  Accounts receivable, less allowance for doubtful
     accounts (1995-$645; 1996-$557).................    10,670      12,067         32,942         32,942
  Inventories........................................    31,802      23,433         31,777         31,777
  Prepaids and other current assets..................     1,511       1,701          1,754          1,754
                                                       --------     -------      ---------      ---------
     Total current assets............................    46,092      37,703         66,473         66,473
Property, plant and equipment, net of accumulated
  depreciation.......................................    11,511      10,558         15,468         15,468
Goodwill.............................................    30,988      30,184         29,590         29,590
Deferred income taxes................................       756          --             --             --
Other intangible assets..............................     1,170       1,166          1,693          1,693
Net assets of discontinued operations................    21,763      19,284             --             --
                                                       --------     -------      ---------      ---------
          Total assets...............................  $112,280     $98,895      $ 113,224      $ 113,224
                                                       ========     =======      =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving credit facility..........................  $ 19,250     $12,537      $  21,019      $  21,019
  Accounts payable...................................     5,920       5,198         10,670         10,670
  Accrued expenses...................................     4,845       6,154          6,057          6,057
  Accrued interest...................................     4,133          --          3,057          3,057
  Current portion of long-term debt..................     3,500       3,500          3,000          3,000
  Income taxes payable...............................     1,756       1,100            189            189
  Other current liabilities..........................       699         671            710            710
  Liability to redeem Series A Preferred Stock from
     offering proceeds...............................        --          --             --          9,434
                                                       --------     -------      ---------      ---------
     Total current liabilities.......................    40,103      29,160         44,702         54,136
Long-term debt.......................................    49,354      45,854         54,622         54,622
Other long-term liabilities..........................     5,500       5,351          4,601          4,601
Net liabilities of discontinued operations...........        --          --            315            315
                                                       --------     -------      ---------      ---------
          Total liabilities..........................    94,957      80,365        104,240        113,674
Stockholders' equity:
  Preferred stock, par value of .001 per share, 1,000
     shares authorized, 100 shares of Series A
     Preferred Stock issued and outstanding in
     1996............................................        --       8,596          8,596             --
  Common stock, par value of $.001 per share,
     20,000,000 shares authorized, 1,483,596 and
     1,490,826 shares issued and outstanding in 1995
     and 1996, respectively..........................    14,319      14,406         14,494         13,656
  Contributed capital-stock options..................       340         340            460            460
  Minimum pension liability..........................        --        (197)          (197)          (197)
  Retained earnings (deficit)........................     2,664      (4,615)       (14,369)       (14,369)
                                                       --------     -------      ---------      ---------
     Total stockholders' equity......................    17,323      18,530          8,984           (450)
                                                       --------     -------      ---------      ---------
          Total liabilities and stockholders'
            equity...................................  $112,280     $98,895      $ 113,224      $ 113,224
                                                       ========     =======      =========      =========


                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS EXCEPT SHARE DATA)


                                PREDECESSOR
                                  COMPANY                               SUCCESSOR COMPANY
                                ------------   -------------------------------------------------------------------
                                 AUGUST 1,     DECEMBER 3,          YEAR ENDED         NINE MONTHS    NINE MONTHS
                                1993 THROUGH   1993 THROUGH   ----------------------      ENDED          ENDED
                                DECEMBER 2,      JULY 29,     JULY 28,    AUGUST 2,     APRIL 26,        MAY 2,
                                    1993           1994         1995        1996           1996           1997
                                ------------   ------------   --------   -----------   ------------   ------------
                                                                                        (UNAUDITED)    (UNAUDITED)
Net sales......................   $ 20,331       $ 72,370     $ 86,543   $    92,652   $    69,407      $ 77,967
Cost of goods sold.............     14,185         52,271       63,411        67,496        51,036        57,077
                                  --------       --------     --------      --------      --------      --------
Gross profit...................      6,146         20,099       23,132        25,156        18,371        20,890
Selling, general and
  administrative expenses......      5,482          9,955       15,531        16,815        11,820        13,448
Interest expense...............      2,773          3,525        6,485         6,732         5,569         5,743
Amortization of intangibles....         124            601       1,061         1,173           603            703
Other expenses, net............          --             11         694         1,522           546          1,123
                                  --------       --------     --------      --------      --------      --------
Income (loss) from continuing
  operations before income
  taxes and cumulative effect
  adjustment...................     (2,233)         6,007         (639)       (1,086)         (167)         (127)
Income taxes...................         --            290           --           582            --            52
                                  --------       --------     --------      --------      --------      --------
Income (loss) from continuing
  operations before cumulative
  effect adjustment............     (2,233)         5,717         (639)       (1,668)         (167)         (179)
Discontinued operations:
  Loss from operations.........     (8,373)          (614)      (1,800)       (5,815)         (766)         (461)
  Loss on disposal.............         --             --           --          (665)           --        (9,114)
                                  --------       --------     --------      --------      --------      --------
  Loss from discontinued
    operations.................     (8,373)          (614)      (1,800)       (6,480)         (766)       (9,575)
                                  --------       --------     --------      --------      --------      --------
Income (loss) before cumulative
  effect adjustment............    (10,606)         5,103       (2,439)       (8,148)         (933)       (9,754)
Cumulative effect of change in
  accounting for
  post-retirement benefits.....         --             --           --           869           869            --
                                  --------       --------     --------      --------      --------      --------
Net income (loss)..............   $(10,606)      $  5,103     $ (2,439)  $    (7,279)  $       (64)     $ (9,754)
                                  ========       ========     ========      ========      ========      ========
Pro forma per share information
  (unaudited):
  Loss from continuing
    operations.................                                          $     (0.78)                   $  (0.08)
  Loss from discontinued
    operations.................                                                (3.04)                      (4.47)
  Adjustment for cumulative
    effect of change in
    accounting for
    post-retirement benefits...                                                 0.41                          --
                                                                            --------                    --------
  Net income (loss)............                                          $     (3.41)                   $  (4.55)
                                                                            ========                    ========
  Weighted average number of
    shares outstanding.........                                            2,134,066                   2,200,172


                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)


                                     COMMON SHARES       PREFERRED SHARES
                                  -------------------   -------------------    CONTRIBUTED    MINIMUM   RETAINED
                                   NUMBER                NUMBER               CAPITAL-STOCK   PENSION   EARNINGS
                                  OF SHARES   AMOUNT    OF SHARES   AMOUNT       OPTIONS      LIABILITY (DEFICIT)     TOTAL
                                  ---------   -------   ---------   -------   -------------   -------   ---------    --------
PREDECESSOR COMPANY:
  Balances at July 31, 1993...... 1,446,000   $ 2,000     4,427     $43,364       $  --        $  --    $(113,668)   $(68,304)
  Net loss for the period August
    1, 1993 through December 2,
    1993.........................       --         --        --          --          --           --      (10,606)    (10,606)
                                  ---------   -------     -----     -------        ----        -----    ---------    --------
  Balances at December 2, 1993... 1,446,000   $ 2,000     4,427     $43,364       $  --        $  --    $(124,274)   $(78,910)
                                  =========   =======     =====     =======        ====        =====    =========    ========
SUCCESSOR COMPANY:
  Acquisition of Predecessor
    Company...................... 1,446,000   $13,864        --     $    --       $            $        $      --    $ 13,864
  Net income for the period
    December 3, 1993 through July
    29, 1994.....................       --         --        --          --          --           --        5,103       5,103
  Stock issued...................   37,596        455        --          --                                    --         455
                                  ---------   -------     -----     -------        ----        -----    ---------    --------
  Balances at July 29, 1994...... 1,483,596    14,319        --          --          --           --        5,103      19,422
  Net loss for the period August
    1, 1994 through July 28,
    1995.........................       --         --        --          --          --           --       (2,439)     (2,439)
  Stock options issued...........       --         --        --          --         340           --           --         340
                                  ---------   -------     -----     -------        ----        -----    ---------    --------
  Balances at July 28, 1995...... 1,483,596    14,319        --          --         340           --        2,664      17,323
  Net loss for the period July
    29, 1995 through August 2,
    1996.........................       --         --        --          --          --           --       (7,279)     (7,279)
  Conversion of debt.............       --         --       100       8,596          --           --           --       8,596
  Stock issued...................    7,230         87        --          --          --           --           --          87
  Adjustment to recognize minimum
    pension liability............       --         --        --          --          --         (197)          --        (197)
                                  ---------   -------     -----     -------        ----        -----    ---------    --------
  Balances at August 2, 1996..... 1,490,826    14,406       100       8,596         340         (197)      (4,615)     18,530
  Net loss for the period August
    3, 1996 through May 2,
    1997.........................       --         --        --          --          --           --       (9,754)     (9,754)
  Stock issued...................    7,230         88        --          --          --           --           --          88
  Stock options issued...........       --         --        --          --         120           --           --         120
                                   ------------------------------------------------------------------------------------------
  Balances at May 2, 1997
    (unaudited).................. 1,498,056   $14,494       100     $ 8,596       $ 460        $(197)   $ (14,369)   $  8,984
                                  =========   =======     =====     =======        ====        =====    =========    ========


                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                  PREDECESSOR
                                    COMPANY                              SUCCESSOR COMPANY
                                  ------------   -----------------------------------------------------------------
                                   AUGUST 1,     DECEMBER 3,         YEAR ENDED        NINE MONTHS
                                  1993 THROUGH   1993 THROUGH   --------------------   ENDED APRIL    NINE MONTHS
                                  DECEMBER 2,      JULY 29,     JULY 28,   AUGUST 2,       26,        ENDED MAY 2,
                                      1993           1994         1995       1996          1996           1997
                                  ------------   ------------   --------   ---------   ------------   ------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)................   $(10,606)      $  5,103     $ (2,439)  $  (7,279)    $    (64)      $ (9,754)
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  continuing operations:
  Loss from discontinued
    operations...................      8,373            614        1,800       6,480          766          9,575
  Depreciation and
    amortization.................        628          1,605        3,030       3,592        2,436          2,402
  Deferred income taxes..........         --             87           --         756          157             --
  Conversion of debt to preferred
    stock........................         --             --           --       4,463           --             --
  Financing fees and other,
    net..........................       (364)        (1,437)        (556)       (365)          45             30
  Issuance of stock options......         --             --          340          --           --            120
  Cumulative effect of the change
    in accounting principal......         --             --           --         869          869             --
  Changes in operating assets and
    liabilities:
    Accounts receivable..........      1,233         (5,359)       6,815      (1,397)     (15,537)       (20,875)
    Inventories..................     (9,468)        (2,652)      (8,051)      8,369        5,576         (7,276)
    Other assets.................     (4,163)         3,963         (739)       (190)         517            (53)
    Accounts payable, accrued
      expenses and accrued
      interest...................      4,663           (170)       1,788         587        5,115          8,432
    Income taxes payable.........         20          1,542           19        (656)        (553)          (911)
    Other liabilities............        125         (1,477)      (2,511)     (1,243)      (1,306)          (711)
                                    --------       --------      -------    --------      -------       --------
Net cash provided by (used in)
  continuing operations..........     (9,559)         1,819         (504)     13,986       (1,979)       (19,021)
Net cash provided by (used in)
  discontinued operations........      1,363         (6,876)      (9,894)     (4,001)      (3,240)         3,598
                                    --------       --------      -------    --------      -------       --------
Net cash provided by (used in)
  operating activities...........     (8,196)        (5,057)     (10,398)      9,985       (5,219)       (15,423)
CASH FLOWS FROM INVESTING
  ACTIVITIES
Net assets from acquisitions.....         --             --           --          --           --         (6,455)
Purchases of property, plant and
  equipment, net.................       (527)        (1,738)      (2,870)     (1,466)      (1,094)        (1,639)
Proceeds from disposal of
  discontinued operation.........         --             --           --          --           --          6,177
                                    --------       --------      -------    --------      -------       --------
Net cash used in investing
  activities.....................       (527)        (1,738)      (2,870)     (1,466)      (1,094)        (1,917)
CASH FLOWS FROM FINANCING
  ACTIVITIES
Subordinated debt................         --          6,354           --          --           --             --
Net activity on term loan........         50         12,500       (3,500)     (3,500)          --          8,268
Net activity on revolving loan...      9,931        (12,354)      16,750      (6,713)       4,117          8,482
Issuance of stock................         --            455           --          87           87             88
                                    --------       --------      -------    --------      -------       --------
Net cash provided by (used in)
  financing activities...........      9,981          6,955       13,250     (10,126)       4,204         16,838
                                    --------       --------      -------    --------      -------       --------
Net increase (decrease) in
  cash...........................      1,258            160          (18)     (1,607)      (2,109)          (502)
Cash at beginning of period......        730          1,967        2,127       2,109        2,109            502
                                    --------       --------      -------    --------      -------       --------
Cash at end of period............   $  1,988       $  2,127     $  2,109   $     502     $     --       $     --
                                    ========       ========      =======    ========      =======       ========


                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ACQUISITION AND DESCRIPTION OF THE BUSINESS

     Effective December 3, 1993, Better Vision Hardware Group, Inc. (the "Predecessor Company") merged with Acorn Products, Inc. (formerly Vision Hardware Group, Inc.) ("Acorn" or the "Successor Company"), a corporation controlled by several investment funds and accounts (the "TCW Funds") managed by affiliates of The TCW Group, Inc. (the "TCW Group"). The merger was a part of a series of transactions whereby the TCW Group acquired the revolving credit facility and bank term loan of the Predecessor Company, as well as $5 million aggregate principal amount of senior subordinated notes of the Predecessor Company. The TCW Group also acquired all of the outstanding senior preferred stock and class A, B and C preferred stock of the Predecessor Company. The Predecessor Company and Successor Company collectively are referred to herein as Acorn. Acorn and its subsidiaries collectively are referred to herein as the "Company". Pursuant to the foregoing transaction, the TCW Funds became the beneficial owners of substantially all of the capital stock of Acorn.

     The total purchase price of the above transaction was approximately $66.2 million. The purchase accounting method was used to record the transaction. The estimated fair value of the acquired assets, excluding goodwill, aggregated approximately $31.7 million and liabilities assumed aggregated approximately $5.5 million. The excess of the purchase price over the fair value of net assets of approximately $40 million was established as goodwill and is being amortized over 40 years.

     Since purchase accounting was reflected in the opening balance sheet of the Successor Company on December 3, 1993, the financial statements of the Successor Company are not comparable to the financial statements of the Predecessor Company. Accordingly, a vertical black line is shown to separate Successor Company financial statements from those of the Predecessor Company for the period ended December 2, 1993.

  Business

     Founded in 1890, the Company is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names. In addition, the Company manufactures private label products for a variety of retailers. The Company sells its products through a variety of distribution channels. Acorn is a holding company with no business operations of its own. (See Note 3 for a discussion of the Company's disposition of non-lawn and garden operations.)

     The lawn and garden industry is seasonal in nature, with a high proportion of sales and operating income generated in January through May. As a result, the Company's operating results depend significantly on the spring selling season. To support this sales peak, the Company must build inventories of finished goods throughout the fall and winter. Accordingly, the Company's levels of raw materials and finished goods inventories tend to be at their highest, relative to sales, during the Company's first and second fiscal quarters. See Note 12 below.

     Weather is the most significant factor in determining market demand for the Company's products and is inherently unpredictable. Fluctuations in weather can be favorable or unfavorable for the sale of lawn and garden equipment.

     The Company's largest customer, Sears, accounted for 7.6%, 12.5% and 11.5% of gross sales in fiscal 1995 and fiscal 1996 and the nine months ended May 2, 1997, respectively. No other customer accounted for 10% or more of the Company's gross sales in fiscal 1995, fiscal 1996 or the nine months ended May 2, 1997.

     The Company's products require the supply of raw materials consisting primarily of steel, plastics and ash wood. The Company has several suppliers for most of its raw materials.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Acorn and its subsidiaries, UnionTools, Inc. ("UnionTools"), McGuire-Nicholas Company, Inc. ("McGuire-Nicholas") and VSI, Fasteners, Inc. ("VSI"). All intercompany accounts and transactions have been eliminated. See Note 3 -- Discontinued Operations.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist of the following:

                                                                       JULY 28,     AUGUST 2,
                                                                         1995         1996
                                                                       --------     ---------
                                                                           (IN THOUSANDS)
    Finished goods...................................................  $ 17,372      $12,473
    Work in process..................................................     6,021        5,703
    Raw materials and supplies.......................................     8,759        5,932
                                                                        -------      -------
                                                                         32,152       24,108
    Valuation reserves...............................................      (350)        (675)
                                                                        -------      -------
    Total inventories................................................  $ 31,802      $23,433
                                                                        =======      =======

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

        Machinery and equipment........................................   3 to 15 years
        Buildings and improvements.....................................   3 to 40 years
        Furniture and fixtures.........................................   3 to 15 years

     Property, plant and equipment consists of the following:

                                                                       JULY 28,     AUGUST 2,
                                                                         1995         1996
                                                                       --------     ---------
                                                                           (IN THOUSANDS)
    Land.............................................................  $  1,181      $ 1,207
    Buildings and improvements.......................................     2,431        2,553
    Machinery and equipment..........................................     9,610       10,840
    Furniture and fixtures...........................................     1,266        1,355
                                                                       --------     ---------
                                                                         14,488       15,955
    Accumulated depreciation and amortization........................    (2,977)      (5,397)
                                                                       --------     ---------
                                                                       $ 11,511      $10,558
                                                                        =======      =======

  Goodwill

     Goodwill, resulting from the cost of assets acquired exceeding the underlying net asset value, is being amortized on the straight-line method over a forty-year period. Accumulated amortization was $1.4 million at July 28, 1995 and $2.2 million at August 2, 1996. The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted) for individual business units may not be sufficient to support recorded goodwill. If

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

undiscounted cash flows are not sufficient to support the recorded asset, an impairment is recognized to reduce the carrying value of the goodwill based on the expected discounted cash flows of the business unit.

  Income Taxes

     The Company files a consolidated federal income tax return. Federal income taxes are apportioned among Acorn and its subsidiaries based on each corporation's taxes as determined on a separate return basis. State tax returns are filed on a separate-company basis.

     The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fiscal Year

     The Company's fiscal year is comprised of the 52 or 53 weeks, ending on the Friday closest to July 31 of each year. Unless otherwise stated, references to fiscal 1995 and 1996 relate to the fiscal years ended July 28, 1995 and August 2, 1996 and were comprised of 52 weeks and 53 weeks, respectively. The Company's interim reporting periods for quarterly periods end on the Friday closest to the last day of each month.

  Interim Financial Reporting

     In the opinion of management, the unaudited information as of May 2, 1997 and for the nine months ended April 26, 1996 and May 2, 1997 includes all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of such financial statements in accordance with generally accepted accounting principles. Operating results for the nine months ended May 2, 1997 are not necessarily indicative of the results that may be expected for the year ending August 1, 1997.

3.  DISCONTINUED OPERATIONS

     In March 1996, the Company adopted a formal plan to sell VSI. Accordingly, VSI was accounted for as a discontinued operation in the financial statements for the fiscal year ended August 2, 1996. Prior year financial statements were reclassified to conform to the 1996 presentation. During the fiscal year ended August 2, 1996, the Company provided for estimated losses of $665,000 on the disposal of VSI, which represented the write-down of inventory and other assets to estimated net realizable value and the estimated loss through the disposal date. The Company completed the sale of substantially all of the assets of VSI on December 4, 1996 and recognized an additional loss on disposal of approximately $101,000 during the nine months ended May 2, 1997.

     On January 23, 1997, the Company adopted a formal plan to sell McGuire-Nicholas. Accordingly, McGuire-Nicholas has been accounted for as a discontinued operation and classified as such in the accompanying consolidated financial statements. The prior year financial statements have been reclassified to conform to the current year presentation. The estimated loss on the disposal of McGuire-Nicholas is $9.2 million, consisting of an estimated loss on disposal of $8.8 million and a provision of $483,000 for anticipated operating losses until disposal. The loss on disposal represents the write-off of $7.3 million of goodwill relating to McGuire-Nicholas and the write-down of inventory and other assets to estimated net

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

realizable value. On May 30, 1997, the Company entered into a non-binding letter of intent to sell substantially all of the assets of McGuire-Nicholas. The final terms of the proposed transaction remain subject to a number of significant conditions, including the completion by the proposed purchaser of its due diligence examination of McGuire-Nicholas, financing arrangements and the negotiation of definitive documentation. Accordingly, there can be no assurance that the proposed sale of McGuire-Nicholas will be completed on the terms set forth in the letter of intent, if at all.

     The following represents the combined results of operations of the Company's discontinued operations:

                                         FOUR MONTHS     EIGHT MONTHS
                                            ENDED           ENDED         YEAR ENDED     YEAR ENDED
                                         DECEMBER 2,       JULY 29,        JULY 28,      AUGUST 2,
                                            1993             1994            1995           1996
                                         -----------     ------------     ----------     ----------
                                                               (IN THOUSANDS)
    Revenues...........................    $18,738         $ 34,955        $ 53,050       $ 49,810
    Costs and expenses.................     28,856           34,682          53,145         50,143
    Interest expense...................       (254)            (670)         (1,422)        (1,577)
    Loss from operations...............     (8,373)            (614)         (1,800)        (5,815)

     Interest expense has been allocated to discontinued operations for all periods based on the ratio of net assets of discontinued operations to consolidated net assets plus debt.

     The following table summarizes the net assets (liabilities) of the Company's discontinued operations:

                                                            JULY 28,     AUGUST 2,     MAY 2,
                                                              1995         1996         1997
                                                            --------     ---------     -------
                                                                      (IN THOUSANDS)
    Accounts receivable...................................  $  6,935      $ 6,109      $ 4,168
    Inventories...........................................    14,781       10,321        2,765
    Property and equipment................................     2,299        2,470        1,550
    Other assets (including goodwill of $7,600, $7,400 and
      $0, respectively)...................................     7,725        8,518           --
    Liabilities...........................................    (9,977)      (8,134)      (8,798)
                                                             -------      -------      -------
              Net assets (liabilities) of discontinued
                operations................................  $ 21,763      $19,284      $  (315)
                                                             =======      =======      =======

4.  LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

     Long-term debt consists of the following:

                                                           JULY 28,     AUGUST 2,       MAY 2,
                                                             1995         1996           1997
                                                           --------     ---------     -----------
                                                                       (IN THOUSANDS)
    Term loan............................................  $ 21,500      $18,000        $20,000
    Subordinated debt to shareholder.....................    31,354       31,354         31,354
    Acquisition line of credit facility..................        --           --          6,268
                                                            -------      -------        -------
                                                             52,854       49,354         57,622
    Less current portion of long-term debt...............     3,500        3,500          3,000
                                                            -------      -------        -------
                                                           $ 49,354      $45,854        $54,622
                                                            =======      =======        =======

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In December 1996, UnionTools entered into a credit facility (the "Credit Facility") which provided for a $20 million term loan (the "Term Loan"), a revolving credit facility with a maximum borrowing of $30 million (the "Revolving Facility") and a $15 million acquisition facility (the "Acquisition Line"). UnionTools amended and restated the Credit Facility in May 1997, contingent upon consummation of the Offering (as defined below).

     Upon consummation of the Offering, the Credit Facility will provide for a $30 million Revolving Facility and a $35 million Acquisition Line. The Company intends to use a portion of the net proceeds from the Offering to repay the Term Loan and accrued interest thereon and reduce indebtedness outstanding under the Acquisition Line and accrued interest thereon.

     The Credit Facility, which is secured by substantially all of the assets of UnionTools, is guaranteed by Acorn. The Acorn guarantee is secured by a pledge of all the capital stock of UnionTools. The Revolving Facility will expire in June 2003. The Acquisition Line is available until June 2000.

     Available borrowings under the Revolving Facility are based on specified percentages of accounts receivable and inventory. As of May 2, 1997, there was $9.0 million available for future borrowing under the Revolving Facility. Available borrowings under the Acquisition Line are subject to various financial and non-financial requirements and are limited to $7.5 million per acquisition and $15 million per year without the prior approval of the lenders. The Acquisition Line will convert to a three year term loan in June 2000 and will be payable according to a predetermined amortization schedule. The Revolving Facility has a letter of credit subcommitment of $3 million.

     The Credit Facility bears interest at either the bank prime rate plus a margin ranging from 0.25% to 0.75% (prime rate at August 2, 1996 was 8.25%) or at UnionTools' option, the LIBOR rate plus a margin ranging from 2.25% to 2.75% (LIBOR rate at August 2, 1996 was 5.5%). At May 2, 1997, UnionTools had all debt outstanding under the LIBOR interest rate option. The interest rate margin fluctuates based on the ratio of total senior debt to operating cash flow as set forth in a predetermined pricing table. In addition, UnionTools is required to pay a fee of 0.5% per year on the unused portion of the Revolving Facility and the Acquisition Line.

     The Credit Facility contains certain covenants, which, among other things, require UnionTools to maintain specified financial ratios and satisfy certain tests including minimum interest coverage ratios and places limits on future capital expenditures by UnionTools. The Credit Facility also includes negative covenants including limitations on indebtedness, liens, guarantees, obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments in respect of capital stock, capital expenditures, investments, loans and advances, optional payments and modifications and other debt instruments, transactions with affiliates, changes in fiscal year, negative pledge clauses and changes in line of business. UnionTools was in compliance of all debt covenants at May 2, 1997.

     UnionTools is required to make certain mandatory prepayments under the Credit Facility based upon cash flow and other events as defined. UnionTools may elect to prepay all or a portion of the Credit Facility at any time. The fair value of the Company's long-term debt approximates the carrying amount.

     In December 1993, Acorn issued a Subordinated Unsecured Promissory Note in the amount of $25 million to the TCW Funds. In May 1994 Acorn issued a Temporary Subordinated Promissory Note in the amount of $6.4 million to the TCW Funds. The Subordinated Unsecured Promissory Note and the Temporary Subordinated Promissory Note collectively are referred to herein as the "Subordinated Notes". The Subordinated Notes are due on July 31, 2003 and carry interest at 13% per year.

     Annual interest payments for the Subordinated Notes are contingent upon meeting certain financial measures. These financial measures were not met during fiscal 1995 and 1996, thus, no cash interest payments were permitted. The Subordinated Notes require that any non-payment of interest be added to the principal balance of the outstanding Subordinated Notes. On August 2, 1996, Acorn issued 100 shares of Series A

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Preferred Stock (the "Series A Preferred Stock") with a par value of $.001 per share and a stated value of $8.6 million as payment in full of accrued interest on the Subordinated Notes due for fiscal years 1995 and 1996.

     Interest paid on the Subordinated Notes was $2.1 million for the eight month period ended July 29, 1994. Interest on the Subordinated Notes of $4.1 million and $4.5 million was paid in the form of Series A Preferred Stock during fiscal 1995 and fiscal 1996, respectively.

     In December 1996 Acorn issued a subordinated promissory note to the TCW Funds in the aggregate principal amount of $6 million and bearing interest at a rate of 13% per year as bridge financing. In December 1996 Acorn paid $6.3 million to the TCW Funds in prepayment of the subordinated promissory note, accrued interest thereon and a $180,000 facility fee.

  Debt of Discontinued Operations

     In December 1996, McGuire-Nicholas entered into a loan agreement which provides for a revolving loan with a maximum borrowing of $9.25 million and a term loan in the amount of $250,000. In addition, the loan agreement provides for a $500,000 capital expenditure facility. Available borrowings are based on specified percentages of accounts receivable and inventory. The revolving loan has a letter of credit subcommitment of $1 million. The loan agreement is collateralized by substantially all of the assets of McGuire-Nicholas and expires on December 30, 1999. The Company does not guarantee McGuire-Nicholas' debt nor do any of Acorn's or UnionTools' assets collateralize the debt. The loan agreement will bear interest at the bank prime rate plus 1%. The term loan calls for monthly maturities of $4,167.

     Aggregate maturities of the McGuire-Nicholas term loan for the five years following August 2, 1996 are as follows: $25,000 in 1997; $50,000 in 1998; $50,000 in 1999; $50,000 in 2000; $50,000 in 2001; and $25,000 in 2002.

5.  PREFERRED STOCK

     At August 2, 1996, Acorn had 100 shares of non-voting, non-convertible, Series A Preferred Stock issued and outstanding. Holders of the Series A Preferred Stock are entitled to a cumulative 13% dividend, payable quarterly in additional Series A Preferred Stock at a value of $85,962 per share. The Series A Preferred Stock is redeemable at the option of Acorn at any time, in whole or in part, at a price of $85,962 per share, plus accrued dividends. In the event of an involuntary liquidation, the holders of the outstanding Series A Preferred Stock would be entitled to full face value plus any unpaid accrued dividends prior to any payment to common stockholders. As of May 2, 1997, the aggregate liquidation value of the Series A Preferred Stock was approximately $9.4 million.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                     JULY 28,     AUGUST 2,
                                                                       1995         1996
                                                                     --------     ---------
                                                                         (IN THOUSANDS)
    Deferred tax assets:
      Inventory....................................................  $  1,971     $   1,752
      Restructuring expenses.......................................     2,909           230
      Accrued expenses and other...................................     2,542         8,043
      Net operating loss carryforwards.............................     4,531         5,910
                                                                     --------      --------
         Total deferred tax assets.................................    11,953        15,935
    Valuation allowance for deferred tax assets....................   (10,693)      (14,897)
                                                                     --------      --------
    Deferred tax assets............................................     1,260         1,038
    Deferred tax liabilities:
      Income taxes.................................................       363           209
      Depreciation and other.......................................       141           829
                                                                     --------      --------
         Total deferred tax liabilities............................       504         1,038
                                                                     --------      --------
              Net deferred tax assets..............................  $    756     $      --
                                                                     ========      ========

     Based upon the Company's operating losses in the past two fiscal years and the uncertainty of operating earnings in the future, management has determined that it is not likely that the deferred tax assets will be fully recognized. Accordingly, a valuation allowance has been recorded.

     The provision for income taxes is comprised of the following:

                                                                   EIGHT MONTHS
                                                  FOUR MONTHS         ENDED       YEAR ENDED   YEAR ENDED
                                                     ENDED           JULY 29,      JULY 28,    AUGUST 2,
                                                DECEMBER 2, 1993       1994          1995         1996
                                                ----------------   ------------   ----------   ----------
                                                                     (IN THOUSANDS)
Current -- state..............................        $ --             $215          $ --         $ --
Deferred -- state.............................          --               75            --          582
                                                      ----             ----          ----         ----
                                                      $ --             $290          $ --         $582
                                                      ====             ====          ====         ====

     At August 2, 1996, the Company has net operating loss carryforwards of $16.9 million for income tax purposes that expire in the years 2009 and 2010.

7.  RETIREMENT PLANS

     UnionTools maintains defined benefit pension plans which cover substantially all employees. Benefits paid under the defined benefit plans are based generally on either years of service and the employee's compensation in recent years of employment or years of service multiplied by contractual amounts. The Company's funding policy is to fund the maximum amount deductible for federal income tax purposes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The following sets forth the funded status of the defined benefit plans:



                                                         PLANS WHOSE ASSETS        PLAN WHOSE BENEFITS
                                                          EXCEED BENEFITS             EXCEED ASSETS
                                                       ----------------------     ----------------------
                                                       JULY 28,     AUGUST 2,     JULY 28,     AUGUST 2,
                                                         1995         1996          1995         1996
                                                       --------     ---------     --------     ---------
                                                                        (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, (primarily
     vested).........................................   $ 8,101      $ 8,291      $  4,714      $ 5,064
                                                         ======       ======       =======      =======
  Projected benefit obligation for service rendered
     to date.........................................   $ 8,194      $ 8,451      $  4,714      $ 5,064
  Plan assets at fair value..........................     8,816        9,101         3,381        3,508
                                                         ------       ------       -------      -------
  Projected benefit obligation less than (in excess)
     of plan assets..................................       622          650        (1,333)      (1,556)
  Unrecognized prior service cost....................       (82)         (61)          109          156
  Unrecognized net losses (gains)....................       438          621          (109)         327
  Adjustment to recognize minimum liability..........        --           --            --         (552)
                                                         ------       ------       -------      -------
  Prepaid (accrued) pension cost included in the
     accompanying balance sheet......................   $   978      $ 1,210      $ (1,333)     $(1,625)
                                                         ======       ======       =======      =======



     The components of net periodic pension cost are as follows:



                                                          EIGHT MONTHS           YEAR ENDED
                                                             ENDED         ----------------------
                                                            JULY 29,       JULY 28,     AUGUST 2,
                                                              1994           1995         1996
                                                          ------------     --------     ---------
                                                                      (IN THOUSANDS)
    Service cost........................................     $  345         $  371        $ 438
    Interest on projected benefit obligation............        535            965          981
    Return on plan assets...............................       (338)          (462)        (411)
    Net amortization and deferral.......................       (194)          (465)        (582)
                                                              -----          -----        -----
      Net periodic pension cost.........................     $  348         $  409        $ 426
                                                              =====          =====        =====


     Significant assumptions used in 1994, 1995 and 1996 in calculating periodic pension cost are as follows:

            Discount rate..................................................    8%
            Expected long-term rate of return..............................    8%
            Rate of increase in future compensation........................    4%

     Plan assets consist primarily of guaranteed interest contracts and pooled investment debt securities.


8.  POST-RETIREMENT BENEFITS



     In addition to providing pension benefits, UnionTools sponsors a defined benefit health care plan that provides post-retirement medical and life insurance benefits to employees who had attained age 50 and 10 years of service by August 1, 1996 and to current participants receiving benefits.



     In connection with the merger between Better Vision Hardware Group, Inc. and Acorn, the purchase price allocation included an estimated obligation for the retiree health care benefits of the Company, and accordingly, an accrual of approximately $5.5 million was recorded. Effective August 1, 1995, the Company adopted SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions," whereby the cost of such post-retirement benefits is accrued during the employees' active service period. The Company elected to immediately recognize the accumulated benefit obligation rather than amortize it over future periods. The cumulative effect of this accounting change as of August 1, 1995 was to increase net income by $869,000.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Post-retirement benefit expense was $105,459 in the four months ended December 2, 1993, $216,596 in the eight months ended July 29, 1994, $431,000 in the fiscal year ended 1995 and $425,242 in the fiscal year ended 1996. The components of expense in 1996 follow:


            Service cost benefits earned..............................  $ 80,131
            Interest cost on projected benefit obligations............   345,111
                                                                        --------
                                                                        $425,242
                                                                        ========


     The following table presents supplemental information related to the Company's post-retirement health care benefits:


                                                                     AUGUST 2, 1996
                                                                     --------------
            Accumulated postretirement benefit obligation:
              Retirees.............................................    $2,773,644
              Active employees.....................................     1,938,511
                                                                       ----------
                                                                        4,712,155
            Unrecognized net loss..................................      (111,046)
                                                                       ----------
            Accrued postretirement benefit cost....................    $4,601,109
                                                                       ==========


     As the benefits provided by the plan are fixed by the plan document, no annual assumed rate of increase in per capita cost of covered benefits is included in the obligation calculation. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.5%.


9.  COMMITMENTS AND CONTINGENCIES

     UnionTools entered into a royalty agreement with The Scotts Company, pursuant to which UnionTools obtained the exclusive right to manufacture, distribute and market in the U.S. and Canada an extensive line of lawn and garden tools under the Scotts(R) brand name. Under the agreement, UnionTools must pay certain minimum royalty amounts annually.

     Rent expense under operating leases was $662,000 in the four months ended December 2, 1993, $1.1 million in the eight months ended July 29, 1994, $2.2 million in the year ended July 28, 1995 and $2 million in the year ended August 2, 1996. The minimum annual payments for leases under noncancelable operating leases and the royalty agreement at August 2, 1996 are as follows (in thousands):

            1997........................................................  $2,036
            1998........................................................   1,735
            1999........................................................   1,571
            2000........................................................     917
            2001........................................................     812
            Thereafter..................................................     467
                                                                          ------
                                                                          $7,538
                                                                          ======

     The Company is a party to personal injury litigation arising out of incidents involving the use of Company products purchased by consumers from retailers to whom the Company distributes. The Company generally is covered by insurance for these product liability claims. Management believes that the ultimate disposition of this litigation will not have a material effect on the consolidated financial position or the results of future operations of the Company.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  CONTRIBUTED CAPITAL-STOCK OPTIONS

     During the nine months ended May 2, 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company has elected to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options and, accordingly, does not recognize compensation costs when the exercise price of its employee stock options is equal to the fair market value of the stock at the grant date.

     Pursuant to employment agreements, certain executive officers of the Company were granted options to purchase shares of Common Stock. Vesting of the options and the related exercise price are contingent upon the attainment of certain profitability targets, and portions of the options that fail to vest expire.

     The following table summarizes the stock option activity:

                                            EIGHT MONTHS           YEAR ENDED           NINE MONTHS
                                               ENDED         ----------------------        ENDED
                                              JULY 29,       JULY 28,     AUGUST 2,       MAY 2,
                                                1994           1995         1996           1997
                                            ------------     --------     ---------     -----------
    Outstanding at beginning of period....          --        111,342      111,342         70,854
    Granted...............................     111,342         15,906       14,460             --
    Exercised.............................          --             --        7,230          7,230
    Expired/terminated....................          --         15,906       47,718         17,352
                                               -------        -------      -------         ------
    Outstanding at end of period..........     111,342        111,342       70,854         46,272
                                               =======        =======      =======         ======
    Exercisable at end of period..........          --         27,474       34,704         33,258

     During fiscal 1995 options to purchase 27,474 shares of Common Stock vested at an exercise price of $0 per share. During the nine months ended May 2, 1997 options to purchase 5,784 shares of Common Stock vested at an exercise price of $12.10 per share. The Company recognized compensation expense of $340,000 and $120,000 in fiscal 1995 and the nine months ended May 2, 1997, respectively, related to the vesting of these options. Of the remaining options, options to purchase 5,784 shares of Common Stock will vest at an exercise price of $0 upon consummation of the Offering (as defined below) and options to purchase 7,230 shares of Common Stock will expire. Vested options expire in December 2003.

11.  ACQUISITION OF BUSINESS

     On February 19, 1997, the Company acquired for approximately $6.3 million in cash certain assets of an injection molding company. The Company accounted for the acquisition as a purchase and the results of the injection molding division's operations are included in the accompanying financial statements beginning with the date of acquisition. The Company's preliminary allocation of the purchase price and capitalized transaction costs, based upon an assessment of the fair value of such assets at the date of acquisition, is as follows:

    Inventories..............................................................  $1,068,000
    Land and buildings.......................................................   2,600,000
    Equipment................................................................   2,370,000
    Non-compete agreement....................................................     417,000
                                                                               ----------
                                                                               $6,455,000
                                                                               ==========

     The non-compete agreement is to be amortized over a two year period.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth certain financial data of the Company for each quarter of fiscal 1995 and 1996. The financial data for each of these quarters is unaudited but includes all adjustments, consisting of only normal recurring adjustments, which the Company believes to be necessary for a fair presentation. These operating results, however, are not necessarily indicative of results for any future period.

                                                                    INCOME (LOSS)
                                                                       BEFORE
                                                                     CUMULATIVE      LOSS FROM
                                                                       EFFECT       DISCONTINUED   NET INCOME
                                         NET SALES   GROSS PROFIT    ADJUSTMENT      OPERATIONS      (LOSS)
                                         ---------   ------------   -------------   ------------   ----------
                                                                    (IN THOUSANDS)
1995
First quarter..........................   $19,150      $  5,527        $   206        $   (589)     $   (383)
Second quarter.........................    18,011         4,595            430            (547)       (1,380)
Third quarter..........................    32,609         8,614          1,972            (104)        1,868
Fourth quarter.........................    16,773         4,396         (3,247)           (560)       (2,544)
                                          -------       -------        -------         -------       -------
                                          $86,543      $ 23,132        $  (639)       $ (1,800)     $ (2,439)
                                          =======       =======        =======         =======       =======

1996
First quarter..........................   $16,486      $  3,942        $(1,614)       $   (291)     $ (1,036)
Second quarter.........................    19,357         4,626         (1,061)           (477)       (1,538)
Third quarter..........................    33,564         9,826          2,888            (355)        2,533
Fourth quarter.........................    23,245         6,762         (1,881)         (5,357)       (7,238)
                                          -------       -------        -------         -------       -------
                                          $92,652      $ 25,156        $(1,668)       $ (6,480)     $ (7,279)
                                          =======       =======        =======         =======       =======

     The fourth quarter of fiscal 1996 reflects expense of $563,000 incurred in connection with the resignation of Acorn's previous Chairman of the Board and expense of $750,000 incurred in connection with self-insured life insurance accruals related to the death of a former director of the Company.

13.  SUBSEQUENT EVENTS

  Public Offering

     In April 1997, Acorn filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission in connection with the offer and sale of 3,250,000 shares (3,737,500 shares if the underwriters' over-allotment option is exercised in full) of Common Stock (the "Offering").

  Increase in Authorized Capital Stock and Stock Split

     In May 1997, Acorn increased the number of authorized shares of Common Stock to 20 million and effected a 1,446-for-1 split of the Common Stock in the form of a common stock dividend (the "Stock Split"). All share and per share information has been restated to reflect the stock split.

  1997 Stock Incentive Plan

     In April 1997, Acorn adopted the 1997 Stock Incentive Plan (the "Incentive Plan") for members of senior management and certain other officers and employees of the Company. The purpose of the Incentive Plan is to provide incentives to employees of the Company by granting awards tied to the performance of the Common Stock. Awards to employees may take the form of options, stock appreciation rights or sales or grants of restricted stock. The Company has reserved an aggregate of 730,000 shares of Common Stock for issuance under the Incentive Plan. There are no options currently outstanding under the Incentive Plan. Acorn

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


has approved the grant of an aggregate of 328,500 options under the Incentive Plan upon consummation of the Offering. The exercise price for each such option will equal the initial public offering price per share in the Offering.


  Director Stock Plan

     In April 1997, Acorn adopted the Deferred Equity Compensation Plan for Directors (the "Director Stock Plan"). The purpose of the Director Stock Plan is to increase the proprietary interest in the Company of non-employee members of the Board of Directors thereby increasing their incentive to contribute to the success of the Company. Only non-employee directors are eligible to participate in the Director Stock Plan. The number of shares of Common Stock reserved for issuance pursuant to the Director Stock Plan is 73,000. In lieu of cash, non-employee directors can elect to receive all or one-half of their fees in the form of common stock units. The number of common stock units issued is determined by dividing (i) an amount equal to the dollar amount of the fees to be received in the form of common stock units by (ii) the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on the last business day preceding the date of payment. Any cash or stock dividends payable on shares of Common Stock accrue for the benefit of the directors in the form of additional common stock units. Common stock units are distributed to non-employee directors in the form of Common Stock following the director's resignation from the Board of Directors. In addition, common stock units are distributed to directors in the form of Common Stock following the death of the director or a change in control of Acorn as defined in the Director Stock Plan.

  Agreements with Key Employees

     In May 1997, the Company terminated existing employment agreements with certain executive officers of the Company and entered into a new employment agreement with the President and Chief Executive Officer of Acorn and UnionTools. In addition, the Company entered into agreements with certain of its executive officers providing for, under certain circumstances, payments from the Company following the termination of such officers' employment with the Company or following a change in control of the Company (as defined therein).

14.  PRO FORMA INFORMATION (UNAUDITED)

     Pro Forma Balance Sheet Data

     The pro forma balance sheet data at May 2, 1997 gives effect to the proposed redemption of the Series A Preferred Stock and the payment of the accumulated dividends thereon in connection with the Offering, without giving effect to the proceeds from the Offering.

     Pro Forma Per Share Information

     The pro forma per share information is based upon the number of shares of Common Stock outstanding on August 2, 1996 and May 2, 1997, as adjusted to give effect to (i) the issuance of 614,000 and 673,857 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, pursuant to the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon (at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and (ii) the issuance of 29,240 and 28,259 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, upon the exercise of outstanding stock options pursuant to the treasury stock method.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is required to be adopted for periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The Company has not yet determined the impact that the adoption of SFAS 128 will have on the calculation of the Company's earnings per share.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Supplemental Adjusted Statement of Operations Data

     The supplemental adjusted statement of operations data set forth below presents the pro forma effects on the Company's historical results of operations giving effect to the following transactions as if they occurred at the beginning of each of the periods presented: (i) the Offering (at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom to repay indebtedness outstanding under the Credit Facility and accrued interest thereon and to repay indebtedness outstanding under the Subordinated Notes and accrued interest thereon and (ii) the Exchange. The redemption of the Series A Preferred Stock and accumulated dividends thereon has no affect on the Company's historical results of operations.


                                                               YEAR ENDED      NINE MONTHS
                                                                AUGUST 2,         ENDED
                                                                  1996         MAY 2, 1997
                                                               -----------     -----------
                                                                  (IN THOUSANDS EXCEPT
                                                                       SHARE DATA)
    Historical loss from continuing operations before
      cumulative effect adjustment............................ $   (1,668)      $    (179)
    The elimination of interest expense related to the
      repayment of indebtedness under the Credit Facility.....      1,200           1,104
    The elimination of interest expense related to the
      repayment of indebtedness under the Subordinated
      Notes...................................................      1,073             988
    The elimination of interest expense related to the
      conversion of Subordinated Notes to common stock........      2,282           2,099
                                                               -----------     -----------
    Adjusted net income from continuing operations............ $    2,887       $   4,012
                                                               ===========     ===========
    Adjusted net income from continuing operations per
      share................................................... $     0.45       $    0.62
                                                               ===========     ===========

    Historical loss from discontinued operations.............. $   (6,480)      $  (9,575)
    The elimination of interest expense related to the
      repayment of indebtedness under the Credit Facility.....        400              96
    The elimination of interest expense related to the
      repayment of indebtedness under the Subordinated
      Notes...................................................        357              86
    The elimination of interest expense related to the
      conversion of Subordinated Notes to common stock........        761             182
                                                               -----------     -----------
    Adjusted loss from discontinued operations................ $   (4,962)      $  (9,211)
                                                               ===========     ===========
    Adjusted loss from discontinued operations per share...... $    (0.77)      $   (1.43)
                                                               ===========     ===========

    Adjusted weighted average number of shares outstanding....  6,444,182       6,450,431


     Adjusted per share information is based on the number of shares of Common Stock outstanding on August 2, 1996 and May 2, 1997, as adjusted to give effect to (i) the issuance of 3,250,000 shares of Common Stock pursuant to the Offering, (ii) the issuance of 1,674,116 shares of Common Stock pursuant to the Exchange (giving effect to the Offering at an assumed initial public offering price of $14.00, the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom and giving effect to the Exchange, each as of May 2, 1997) and (iii) the issuance of 29,240 and 28,259 shares of Common Stock at August 2, 1996 and May 2, 1997, respectively, upon the exercise of outstanding stock options pursuant to the treasury stock method.

======================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
Use of Proceeds.......................   15
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Consolidated Financial
  Data................................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   28
Description of McGuire-Nicholas.......   37
Management............................   38
Principal Stockholders................   44
Certain Transactions..................   46
Description of Capital Stock..........   47
Description of Certain Indebtedness...   49
Shares Eligible for Future Sale.......   50
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Additional Information................   53
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

  UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================
                                3,250,000 SHARES

                              ACORN PRODUCTS, INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                           A.G. EDWARDS & SONS, INC.

                         MORGAN KEEGAN & COMPANY, INC.
                              DATED JUNE   , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the Offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. (the "NASD") filing fee and the Nasdaq National Market listing fee are estimated.

    Securities and Exchange Commission registration fee......................  $    17,000
    NASD filing fee..........................................................        6,100
    Printing and engraving expenses..........................................      300,000
    Accounting fees and expenses.............................................      200,000
    Legal fees and expenses..................................................      200,000
    Nasdaq National Market listing fee.......................................       36,000
    Fees and expenses (including legal fees) for qualifications under state
      securities laws........................................................       10,000
    Transfer agent's fees and expenses.......................................        5,000
    Miscellaneous............................................................      225,900
                                                                                   -------
         Total...............................................................  $ 1,000,000
                                                                                   =======

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act, except as follows:

          (a) In December 1993, Acorn issued a subordinated promissory note in the aggregate principal amount of $25 million to several investment funds and accounts (the "TCW Funds") managed by affiliates of the TCW Group, Inc. This note was restated in May 1994.

          (b) In May 1994, Acorn issued a subordinated promissory note in the aggregate principal amount of approximately $6.4 million to the TCW Funds.

          (c) Pursuant to the terms of an employment agreement dated as of January 1994 between Acorn and Joseph I. Duffy, Acorn granted to Mr. Duffy an option to purchase 63,624 shares of Common Stock. The vesting schedule and exercise price per share were determined based on certain profitability targets. Options to purchase 15,906 shares of Common Stock vested in fiscal 1995 and options to purchase 15,906 and 31,812 shares of Common Stock expired in fiscal 1995 and fiscal 1996, respectively.

          (d) Pursuant to the terms of an employment agreement dated as of January 1994 between Acorn and Gabe Mihaly, Acorn granted to Mr. Mihaly an option to purchase 47,718 shares of Common Stock. The vesting schedule and exercise price per share were determined based on certain profitability targets. Options to purchase 11,568 shares of Common Stock vested in fiscal 1995, options to purchase 5,784 shares and 17,352 shares of Common Stock vested and expired, respectively, the nine months ended May 2, 1996 and options to purchase 5,784 shares and 7,230 shares of Common Stock will vest and expire, respectively, upon consummation of the Offering.

          (e) In May 1994, Acorn sold 17,352 shares of Common Stock to Joseph I. Duffy for an aggregate purchase price of $210,000.

          (f) In May 1994, Acorn sold 20,244 shares of Common Stock to Gabe Mihaly for an aggregate purchase price of $245,000.

          (g) Pursuant to the terms of an employment agreement dated as of August 1994 between Acorn and L. Edwin Donegan, Jr., Acorn granted to Mr. Donegan an option to purchase 15,906 shares of Common Stock. All such options expired.

          (h) Pursuant to the terms of an option agreement dated as of August 1, 1995, the Company granted John I. Leahy an option to purchase 14,460 shares of Common Stock at an exercise price of $12.10 per share. Mr. Leahy exercised the option with respect to 7,230 shares of Common Stock in each of November 1995 and November 1996.

          (i) In August 1996, Acorn issued 100 shares of Series A Preferred Stock to the TCW Funds as payment in full of approximately $8.6 million in accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996.

          (j) In December 1996, Acorn issued a subordinated promissory note in the aggregate principal amount of $6 million to the TCW Funds.

     The transactions set forth above were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act afforded by
(i) Section 4(2) thereof and/or Regulation D promulgated thereunder, as sales not involving a public offering, and/or (ii) Rule 701 promulgated thereunder, as sales by an issuer to employees, directors, officers, consultants or advisors pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The purchasers of the securities described above acquired such securities for their own account not with a view to any distribution thereof to the public.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits


EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement**
 2.1       Asset Purchase Agreement, dated as of February 19, 1997, between Greif Bros.
           Corporation and UnionTools, Inc.**
 3.1       Amended and Restated Certificate of Incorporation of Acorn Products, Inc.**
 3.2       Amended and Restated Bylaws of Acorn Products, Inc.**
 4.1       Specimen of Certificate for Common Stock**
 5.1       Opinion of Gibson, Dunn & Crutcher LLP**
10.1       Employment Agreement dated May 29, 1997, among the Company, UnionTools and Gabe
           Mihaly**
10.2.1     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and James B. Farland**
10.2.2     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and Thomas A. Hyrb**
10.2.3     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and Stephen M. Kasprisin**
10.2.4     Form of Employee Severance Agreement, dated as of June   , 1997 among the Company,
           UnionTools and J. Mitchell Dolloff
10.3       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors**
10.4       Acorn Products, Inc. 1997 Stock Incentive Plan**
10.5       Standard Form of Acorn Products, Inc. Stock Option Agreement**
10.6       UnionTools, Inc. Retirement Plan for Salaried Employees**
10.7       Amendment No. 1 to UnionTools, Inc. Retirement Plan for Salaried Employees**
10.8       Acorn Products, Inc. Supplemental Pension Plan for Executive Employees**
10.9       Amended and Restated Credit Agreement between UnionTools and Heller Financial,
           Inc. dated as of May 20, 1997**
10.10      License Agreement, dated as of August 1, 1992, between The Scott Company and
           UnionTools**
10.11      Registration Rights Agreement, dated as of June 18, 1997, between Acorn Products,
           Inc. and various funds and accounts managed by TCW Special Credits

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
10.12      Registration Rights Agreement, dated as of June 18, 1997, between Acorn Products,
           Inc. and OCM Principal Opportunities Fund, L.P.
10.13      Letter dated May 30, 1997, between Acorn Products, Inc. and Kirkland Messina LLC**
11.1       Statement re computation of earnings per share (See Note 14 of the Notes to the
           Consolidated Financial Statements)**
21.1       Subsidiaries of the Registrant**
23.1       Consent of Ernst & Young LLP
23.2       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1       Power of Attorney (included in signature page to registration statement)**
27.1       Financial Data Schedule**


---------------
** Previously filed.

     (B) Financial Statement Schedules

SCHEDULE
 NUMBER                                   DESCRIPTION OF SCHEDULE
--------     ----------------------------------------------------------------------------------
    I        Condensed Financial Information of Registrant
   II        Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 20, 1997.


                                          ACORN PRODUCTS, INC.

                                          By: /s/ GAVRIL MIHALY
                                            ------------------------------------
                                            Gavril Mihaly
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacity indicated on June 20, 1997.


                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------

              /s/ GAVRIL MIHALY                     Chief Executive Officer and President
---------------------------------------------           (Principal Executive Officer)
                Gavril Mihaly

          /s/ STEPHEN M. KASPRISIN                  Chief Financial Officer and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
            Stephen M. Kasprisin

             /s/ CONOR D. REILLY                            Chairman of the Board
---------------------------------------------
               Conor D. Reilly

                                                                   Director
---------------------------------------------
              William W. Abbott

                      *                                            Director
---------------------------------------------
             Matthew S. Barrett

                      *                                            Director
---------------------------------------------
              Stephen A. Kaplan

                      *                                            Director
---------------------------------------------
                John I. Leahy

           *By: /s/ GAVRIL MIHALY
---------------------------------------------
                Gavril Mihaly
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                              PAGE
------     --------------------------------------------------------------------------    ----
 1.1       Form of Underwriting Agreement**..........................................
 2.1       Asset Purchase Agreement, dated as of February 19, 1997, between Greif
           Bros. Corporation and UnionTools, Inc.**..................................
 3.1       Amended and Restated Certificate of Incorporation of Acorn Products,
           Inc.**....................................................................
 3.2       Amended and Restated Bylaws of Acorn Products, Inc.**.....................
 4.1       Specimen of Certificate for Common Stock**................................
 5.1       Opinion of Gibson, Dunn & Crutcher LLP**..................................
10.1       Employment Agreement dated May 29, 1997, among the Company, UnionTools and
           Gabe Mihaly**.............................................................
10.2.1     Employee Severance Agreement, dated as of May 29, 1997, among the Company,
           UnionTools and James B. Farland**.........................................
10.2.2     Employee Severance Agreement, dated as of May 29, 1997, among the Company
           UnionTools and Thomas A. Hyrb**...........................................
10.2.3     Employee Severance Agreement, dated as of May 29, 1997, among the Company
           UnionTools and Stephen M. Kasprisin**.....................................
10.2.4     Form of Employee Severance Agreement, dated as of June   , 1997 among the
           Company, UnionTools and J. Mitchell Dolloff...............................
10.3       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors**....
10.4       Acorn Products, Inc. 1997 Stock Incentive Plan**..........................
10.5       Standard Form of Acorn Products, Inc. Stock Option Agreement**............
10.6       UnionTools, Inc. Retirement Plan for Salaried Employees**.................
10.7       Amendment No. 1 to UnionTools, Inc. Retirement Plan for Salaried
           Employees**...............................................................
10.8       Acorn Products, Inc. Supplemental Pension Plan for Executive
           Employees**...............................................................
10.9       Amended and Restated Credit Agreement between UnionTools and Heller
           Financial, Inc. dated as of May 20, 1997**................................
10.10      License Agreement, dated as of August 1, 1992, between The Scott Company and UnionTools**..........................................................
10.11      Registration Rights Agreement, dated as of June 18, 1997, between Acorn
           Products, Inc. and various funds and accounts managed by TCW Special
           Credits...................................................................
10.12      Registration Rights Agreement, dated as of June 18, 1997, between Acorn
           Products, Inc. and OCM Principal Opportunities Fund, L.P..................
10.13      Letter dated May 30, 1997, between Acorn Products, Inc. and Kirkland
           Messina LLC**.............................................................
11.1       Statement re computation of earnings per share (See Note 14 of the Notes to the Consolidated Financial Statements)**...............................
21.1       Subsidiaries of the Registrant**..........................................
23.1       Consent of Ernst & Young LLP..............................................
23.2       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)..........
24.1       Power of Attorney (included in signature page to registration statement)**..............................................................
27.1       Financial Data Schedule**.................................................


---------------
** Previously filed.